UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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QuinStreet, Inc.

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD OCTOBER 29, 2014

To our stockholders:

We will hold our annual meeting of stockholders at the Crowne Plaza Hotel, 1221 Chess Drive, Foster City, California 94404 on Wednesday, October 29, 2014, at 3:00 p.m. local time. We are holding this meeting for the purpose of considering and voting on:

(1)	Election of three Board nominees to serve as Class II directors for a three-year term expiring on the date of the 2017 annual meeting of stockholders or until their respective successors have been duly elected and qualified;
(2)	Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2015;
(3)	Approval by non-binding advisory vote of the fiscal year 2014 compensation awarded to our Named Executive Officers; and
(4)	The transaction of any other business that properly comes before the meeting.

The stockholders of record at the close of business on September 8, 2014 will be entitled to vote at the meeting or any postponements or adjournments of the meeting.

We have elected to provide access to our proxy materials over the Internet under the SEC’s “Notice and Access” rules, which will reduce the impact of printing and mailing these materials on the environment. We will mail on or about September 17, 2014 to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement and our annual report. Whether or not you expect to attend, we urge you to vote via the Internet in accordance with the instructions in the Notice you received in the mail and in this proxy statement. If you have requested to receive printed proxy materials, we urge you to sign, date and promptly return the accompanying proxy card in the prepaid postage, pre-addressed envelope or vote via telephone or the Internet in accordance with the instructions on the proxy card or voting instruction card. If you attend the meeting, you may vote your shares in person, which will revoke any prior vote.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on October 29, 2014: This Proxy Statement and the 2014 Annual Report to Stockholders are available on the following website: http://investor.quinstreet.com/annual-proxy.cfm.

By order of the Board of Directors, /s/ Douglas Valenti Douglas Valenti Chief Executive Officer

September 17, 2014
Foster City, California

i

ii

950 Tower Lane, Suite 600, Foster City, California 94404

PROXY STATEMENT

This proxy statement is furnished to you by the Board of Directors of QuinStreet, Inc. (the “Board” or “Board of Directors”) and contains information related to the 2014 annual meeting of our stockholders to be held on Wednesday, October 29, 2014, beginning at 3:00 p.m., local time, at the Crowne Plaza Hotel, 1221 Chess Drive, Foster City, California 94404, and at any postponements or adjournments thereof. This proxy is solicited by our Board.

In accordance with the SEC’s “Notice and Access” rules, we may provide proxy materials, including this proxy statement and our annual report, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, we will mail on or about September 17, 2014 to many of our stockholders a Notice of Internet Availability of Proxy Materials (“the Notice”) containing instructions on how to access our proxy statement and our annual report, and vote electronically via the Internet. This Notice will also contain instructions on how to receive a printed copy of your proxy materials. All stockholders who do not receive the Notice will receive a printed copy of the proxy materials by mail.

References in this proxy statement to “we,” “us,” “our,” “the Company” and “QuinStreet” refer to QuinStreet, Inc.

ABOUT THE MEETING

Purpose of the 2014 Annual Meeting of Stockholders

The purpose of the 2014 annual meeting of stockholders is:

(1)	To elect three Board nominees to serve as Class II directors for a three-year term expiring on the date of the 2017 annual meeting of stockholders or until their respective successors have been duly elected and qualified;
(2)	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2015;
(3)	To approve by non-binding advisory vote the fiscal year 2014 compensation awarded to our Named Executive Officers; and
(4)	To transact any other business that properly comes before the meeting.

Quorum

A quorum is the minimum number of shares required to hold and transact business at a meeting. The presence in person or by proxy of the holders of a majority of the outstanding shares of common stock entitled to vote will constitute a quorum for the transaction of business at the meeting. Votes cast by proxy or in person at the meeting will be counted by the person appointed by the Company to act as the inspector of elections for the meeting.

The inspector of elections will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum. The inspector of elections will treat shares referred to as “broker non-votes” (i.e., shares held by brokers or nominees over which the broker or nominee lacks discretionary power to vote and for which the broker or nominee has not received specific voting instructions from the beneficial owner) as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Who May Vote

Holders of record of our common stock at the close of business on September 8, 2014 (the “Record Date”) may vote at the annual meeting of stockholders. As of the Record Date, we had 44,379,603 issued and outstanding shares of common stock. Each share of QuinStreet common stock that you own entitles you to one vote.

How to Vote

You may vote in person at the meeting or by proxy. We recommend that you vote by proxy even if you plan to attend the meeting. You can change your vote at the meeting as described below under “— Revoking Your Proxy”.

If you are a registered stockholder (meaning your name is included on the stockholder file maintained by our transfer agent, Computershare Trust Company, N.A.), you can vote by proxy in any of the following ways:

By Internet.  You may submit your proxy by following the “Internet” instructions on the Notice. The deadline for voting electronically is 11:59 p.m. (Eastern Time) on October 28, 2014.

In Writing.  If you have requested printed proxy materials, you may complete and sign your proxy card and mail it in the accompanying prepaid postage, pre-addressed envelope. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign, but do not provide instructions, we will vote your shares as recommended by the Board of Directors. If you return your signed proxy card to us before the annual meeting of stockholders, we will vote your shares as you direct. Your proxy card will also contain instructions on how to vote by telephone or Internet and the applicable deadlines.

If your shares are held in the name of a broker, bank, trustee or other nominee, you will receive instructions from such nominee that you must follow in order for your shares to be voted.

How Proxies Work

Our Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You may abstain from voting on any of the proposals. With respect to the nominees proposed to be elected to the Board at the meeting, you may vote for all, some or none of them. However, if you submit your proxy but do not provide instructions, we will vote your shares as recommended by the Board of Directors.

Proposals You Are Asked To Vote On and the Board’s Voting Recommendation

If you properly fill in your proxy card and send it to us in time to vote, or vote by Internet or telephone, one of the individuals named on your proxy card as the Company’s proxies will vote your shares as your proxy and as you have directed. If you sign the proxy card but do not make specific choices, your proxy will follow the Board’s recommendations and vote your shares:

•	“FOR” the election of John G. McDonald, Gregory Sands and Robin Josephs to serve as Class II directors for a three-year term expiring on the date of the 2017 annual meeting of stockholders or until their respective successors have been duly elected and qualified (see “— Proposal 1 — Election of Class II Directors”);
•	“FOR” the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2015 (see “— Proposal 2 — Ratification of the Selection of PricewaterhouseCoopers LLP as Our Independent Registered Public Accounting Firm”); and
•	“FOR” the approval of fiscal year 2014 compensation awarded to our Named Executive Officers (see “— Proposal 3 — Approval of Fiscal Year 2014 Compensation Awarded to Named Executive Officers”).

If any other matter is properly presented at the meeting, your proxy will vote in accordance with the best judgment of the individual voting your shares as your proxy. At the time this proxy statement was made available to stockholders, we knew of no other matters to be acted on at the meeting.

Vote Necessary to Approve Proposals

Directors are elected by a plurality of the shares of common stock present or represented by proxy and entitled to vote, and the nominees who receive the most votes will be elected. The three Class II director nominees with the most votes will be elected as Class II directors to serve terms ending at our 2017 annual meeting of stockholders. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election. We did not receive any nominations from any stockholders.

Approval of the ratification of the selection of our independent registered public accounting firm and approval by non-binding advisory vote of the fiscal year 2014 compensation of our Named Executive Officers each requires the affirmative vote of the majority of the shares of common stock present or represented by proxy with respect to such proposal and entitled to vote. For these proposals, abstentions are treated as shares present or represented and voting, so abstaining has the same effect as a negative vote.

If you hold your shares through a broker and do not provide your broker with specific voting instructions, your shares may constitute broker non-votes, and under the rules that govern brokers in such circumstances, your broker will have the discretion to vote such shares on routine matters but not on non-routine matters. Even though we are a NASDAQ-listed company, the New York Stock Exchange (“NYSE”) rules govern how a broker licensed by the NYSE can vote shares it holds on behalf of stockholders of NASDAQ-listed companies. As a result:

•	Your broker will not have the authority to exercise discretion to vote your shares with respect to the election of directors and the advisory vote on executive compensation because NYSE rules treat those matters as non-routine.
•	Your broker will have the authority to exercise discretion to vote your shares with respect to the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2015 because that matter is treated as routine under NYSE rules.

Because the proposals to be acted upon at the annual meeting of stockholders include both routine and non-routine matters, if you do not give voting instructions to your broker, bank, trustee or other nominee, your broker, bank, trustee or other nominee may either (1) vote your shares on routine matters or (2) leave your shares unvoted.

Revoking Your Proxy

You may revoke your proxy by: (1) sending in another signed proxy card with a later date prior to the deadlines noted above under “— How to Vote”; (2) providing subsequent Internet or telephone voting instructions prior to the deadlines noted above; (3) notifying our Corporate Secretary in writing at the address set forth below under “— Contacting the Board and Further Information on Corporate Governance” prior to the deadlines noted above that you have revoked your proxy; or (4) voting in person at the meeting. If you are a registered holder, you can vote at the meeting by attending the meeting and voting in person. For shares you hold beneficially in street name, you may vote in person at the meeting if you have obtained a legal proxy from your broker, bank, trustee, or other nominee giving you the right to vote your shares.

Proxy Solicitation Costs

The Company will bear the costs of soliciting proxies.

PROPOSAL 1:
ELECTION OF CLASS II DIRECTORS

Recommendation of the Board of Directors

The Board of Directors recommends that you vote “FOR” the election of each of the nominees for election as Class II directors described below, which proposal is designated as Proposal 1.

Our Certificate of Incorporation currently provides for a classified Board of Directors. Our Board has nominated John G. McDonald, Gregory Sands and Robin Josephs for election as Class II directors at the 2014 annual meeting of stockholders. We did not receive any nominations from stockholders. Each person elected as a Class II director at the 2014 annual meeting of stockholders will serve a three-year term expiring on the date of the 2017 annual meeting of stockholders or until his or her respective successor has been duly elected and qualified.

Unless authority to vote for any of these three nominees is withheld, the shares represented by your properly completed proxy will be voted FOR the election of John G. McDonald, Gregory Sands and Robin Josephs as Class II directors. In the event that any of John G. McDonald, Gregory Sands and Robin Josephs becomes unable or unwilling to serve, the shares represented by your properly returned proxy will be voted for the election of such other person as the Board may recommend in his or her place. We have no reason to believe that any nominee will be unable or unwilling to serve as a director.

Directors are elected by a plurality of the shares of common stock present or represented by proxy and entitled to vote, and the three nominees who receive the most votes will be elected. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election.

Each of our nominees has been chosen to stand for election in part because of his or her ability and willingness to ask relevant questions, understand QuinStreet’s challenges, and evaluate the strategies proposed by management, as well as the implementation of such strategies. Each of the nominees has a long record of professional integrity, a dedication to his or her profession, a strong work ethic that includes coming fully prepared to meetings and a willingness to spend the time and effort needed to fulfill his or her professional obligations, the ability to maintain a collegial environment, and the experience of having served as a board member of several public and/or privately-held companies. Specific experience, qualifications, attributes and skills of each nominee are described in each nominee’s biography below.

Nominees for Election as Class II Directors (Terms Expiring on the Date of the 2017 Annual Meeting of Stockholders, if Elected)

John G. McDonald	Director since September 2004
Gregory Sands	Director since July 1999
Robin Josephs	Director since May 2013

Continuing Class I Directors (Terms Expiring on the Date of the 2016 Annual Meeting of Stockholders)

James Simons	Director since July 1999
Dana Stalder	Director since May 2003

Continuing Class III Directors (Terms Expiring on the Date of the 2015 Annual Meeting of Stockholders)

William Bradley	Director since August 2004
Douglas Valenti	Director since July 1999
Marjorie T. Sennett	Director since August 2014

Directors and Executive Officers

The names of our directors and executive officers and their ages, positions and biographies as of September 8, 2014 are set forth below. Our executive officers are appointed by, and serve at the discretion of, our Board of Directors. There are no family relationships among any of our directors or executive officers.

Name	Age	Position with QuinStreet
Douglas Valenti	54	Chief Executive Officer and Chairman
William Bradley	71	Director
John G. McDonald	77	Director
Gregory Sands	48	Director
James Simons	51	Director
Dana Stalder	46	Director
Robin Josephs	54	Director
Marjorie T. Sennett	54	Director
Gregory Wong	41	Chief Financial Officer and Senior Vice President
Kenneth Hahn	48	Chief Operating Officer and Executive Vice President
Nina Bhanap	41	Chief Technology Officer
Martin J. Collins	50	General Counsel and Senior Vice President
Peter Brooks	41	Senior Vice President
Gregory O’Brien	36	Senior Vice President

Douglas Valenti

Mr. Valenti has served as our Chief Executive Officer and as a member of our Board of Directors since July 1999 and as our Chairman since March 2004. Prior to QuinStreet, Mr. Valenti served as a partner at Rosewood Capital, a venture capital firm, for five years; at McKinsey & Company as a strategy consultant and engagement manager for three years; at Procter & Gamble in various management roles for three years; and for the U.S. Navy as a nuclear submarine officer for five years. He holds a Bachelor’s degree in Industrial Engineering from the Georgia Institute of Technology, where he graduated with highest honors and was named the Georgia Tech Outstanding Senior in 1982, and an M.B.A. from the Stanford Graduate School of Business, where he was an Arjay Miller Scholar. As a seasoned executive and Chief Executive Officer of QuinStreet since 1999, Mr. Valenti brings in-depth knowledge of QuinStreet’s operations and strategy that is important to the Board’s oversight of long-term strategy, enterprise risk management, compensation, and corporate governance practices for the Company.

William Bradley

Former Senator Bradley has served as a member of our Board of Directors since August 2004. Former Senator Bradley is a managing director of Allen & Company LLC, an investment bank, which he joined in November 2000. From April 2001 to June 2004, Former Senator Bradley also served as chief outside advisor to the nonprofit practice of McKinsey & Company. Former Senator Bradley served in the U.S. Senate from 1979 to 1997, representing the state of New Jersey, and previously was a professional basketball player with the New York Knicks from 1967 to 1977. Former Senator Bradley currently serves on the board of directors of Starbucks Coffee Company (NASDAQ: SBUX), and he served on the boards of directors of Seagate Technology (NASDAQ: STX) until August 2010 and Willis Group Holdings (NYSE: WSH) until November 2012. Former Senator Bradley holds a B.A. in American History from Princeton University and an M.A. in American History from Oxford University, where he was a Rhodes Scholar. Former Senator Bradley brings insight into governmental affairs which can assist the Company and the Board in evaluating regulatory matters. In addition, with his experience in the investment banking industry and as a director with public-company board experience, Former Senator Bradley brings valuable insight important to the Board in overseeing risk management, strategy and corporate governance practices.

John G. McDonald

Professor McDonald has served as a member of our Board of Directors since September 2004. Professor McDonald is the Stanford Investors Professor in the Stanford Graduate School of Business, where he has been a faculty member since 1968, specializing in investment management, entrepreneurial finance, principal investing, venture capital, and private equity investing. Professor McDonald also serves on the boards of directors of Plum Creek Timber Company (NYSE: PCL), Scholastic Corporation (NASDAQ: SCHL), and iStar Financial, Inc. (NYSE: STAR). Professor McDonald previously served on the boards of directors of 13 mutual funds managed by Capital Research and Management Company until December 2012, and he served on the board of directors of Varian Inc. from 1999 until May 2010, when Varian was acquired by Agilent Technologies. He holds a B.A. in Engineering, and an M.B.A. and a Ph.D. from Stanford University. He is a retired officer in the U.S. Army and was a Fulbright Scholar. Professor McDonald’s deep knowledge of finance and investing and his experience as a director bring valuable insight to the Board regarding oversight of our financial reporting, risk management and corporate finance matters, as well as compensation and other corporate governance practices.

Gregory Sands

Mr. Sands has served as a member of our Board of Directors since July 1999. Mr. Sands is the founder and, since January 2012, has served as a managing partner of Costanoa Venture Capital, an early-stage venture capital firm. From September 1998 through December 31, 2011, Mr. Sands served as a managing director at Sutter Hill Ventures, a venture capital firm. Previously, Mr. Sands held various operational roles at Netscape Communications Corporation and was a management consultant with Mercer Management Consulting. Mr. Sands also serves on the boards of directors of several privately-held companies. He holds a B.A. in Government from Harvard College and an M.B.A. from the Stanford Graduate School of Business. Mr. Sands is a seasoned Internet executive and investor with an in-depth knowledge of our business. His business experience and history as a director on our Board bring knowledge that is important to the Board’s oversight of our business and operations, strategy and risk management.

James Simons

Mr. Simons has served as a member of our Board of Directors since July 1999. Mr. Simons is a managing director of Split Rock Partners, a venture capital firm, which he founded in June 2004. Prior to founding Split Rock Partners, Mr. Simons served as general partner of St. Paul Venture Capital, a venture capital firm, from November 1996 to June 2004. Previously, Mr. Simons was a partner at Marquette Venture Partners and held banking positions at Trammell Crow Company and First Boston Corporation. Mr. Simons also serves on the boards of directors of several privately-held companies. He holds a B.A. in Economics and History from Stanford University and an M.S. in Management from the J.L. Kellogg Graduate School of Management, Northwestern University. Mr. Simons has deep expertise in marketing and customer acquisition on the Internet and has many years of experience as an investor in Internet marketing and other companies. His in-depth knowledge of our business, business experience and history as a director on our Board bring knowledge that is important to the Board’s oversight of our business and operations, strategy and risk management.

Dana Stalder

Mr. Stalder has served as a member of our Board of Directors since May 2003. Mr. Stalder has been a general partner of Matrix Partners, a venture capital firm, since August 2008. From December 2001 to August 2008, Mr. Stalder served in various executive roles, including senior vice president at eBay, Inc. Previously, he was the chief financial officer and vice president of business development of Respond.com, vice president of finance and operations at Netscape Communication Corporation and an associate and a manager at Ernst & Young LLP. Mr. Stalder serves on the boards of directors of several privately-held companies. He also serves as a member of the board of directors of Zendesk, Inc. (NYSE: ZEN), where he serves on the audit committee. He holds a B.A. in Commerce from Santa Clara University. Mr. Stalder has significant operational experience as an executive, as well as deep knowledge of finance and financial reporting. His experience is important to the Board’s oversight of strategy, operations, risk management and financial reporting.

Robin Josephs

Ms. Josephs has served as a member of our Board of Directors since May 2013. Ms. Josephs was a managing director of Starwood Capital Group, L.P., a private equity firm specializing in real estate investments from 2005 to 2007. From 1986 to 1996, Ms. Josephs was a senior executive with Goldman Sachs & Co., serving in the real estate group of the investment banking division and, later, in the equity capital markets division. Ms. Josephs currently serves as a member of the board of directors of iStar Financial (NYSE: STAR), where she is the lead director and serves as a member of the compensation and nominating and governance committees. She also serves on the boards of directors, as well as the audit and compensation committees, of both Plum Creek Timber Company (NYSE: PCL) and MFA Financial (NYSE: MFA). Ms. Josephs is the chairwoman of MFA Financial’s compensation committee. Ms. Josephs is a trustee of the University of Chicago Cancer Research Foundation. Ms. Josephs holds a B.S. in Economics from the Wharton School of the University of Pennsylvania and an M.B.A. from Columbia University. Ms. Josephs has significant experience in finance and investing and experience as a director, each of which bring valuable insight to the Board regarding the Board’s oversight of our business and operations, financial reporting, risk management and corporate finance matters.

Marjorie T. Sennett

Ms. Sennett has served as a member of our Board of Directors since August 2014. Previously, she was a managing director from 2004 to 2009, senior research analyst from 2002 to 2003, and consultant in 2001 at Farallon Capital Management, LLC. Prior to that, from 1999 to 2000, Ms. Sennett served as senior vice president and chief financial officer of eGROUPS, Inc., where she co-led the sale of the company to Yahoo! Inc. (NASDAQ: YHOO). From 1989 to 1998, she served as senior vice president and chief financial officer of Amylin Pharmaceuticals, Inc. (NASDAQ: AMLN), where she led the company’s initial public offering in 1992, as well as multiple follow-on public offerings. From 1982 to 1986, Ms. Sennett was an associate and assistant treasurer at Bankers Trust Company in the corporate finance and commercial lending departments. She holds a B.A. in Biology and English from Vanderbilt University and an M.B.A. from the Stanford Graduate School of Business. Ms. Sennett has broad general management, finance and investment experience in entrepreneurial and Internet companies, including in regulated industries. She also possesses extensive knowledge of corporate finance and financial reporting. Her experience is important to the Board’s oversight of new initiatives, corporate finance, risk management and financial reporting.

Gregory Wong

Mr. Wong has served as our Chief Financial Officer and Senior Vice President since September 2013, as our Chief Accounting Officer from January 2013 to September 2013 and as Vice President from June 2012 to September 2013. Mr. Wong previously served as our Senior Director of Finance and Accounting from May 2011 to June 2012 and as Director of Financial Planning and Analysis from February 2008 to May 2011. Prior to joining us, Mr. Wong served as director of finance at Lexar Media, a flash memory manufacturer and subsidiary of Micron Technology, Inc., from August 2006 to February 2008. Prior to that, Mr. Wong held various finance positions with both public and privately-held technology companies. Mr. Wong holds a B.S. in Economics from California Polytechnic State University, San Luis Obispo.

Kenneth Hahn

Mr. Hahn has served as our Executive Vice President since September 2013, as our Chief Operating Officer since May 2012 and as our Chief Financial Officer from May 2006 until September 2013. Prior to joining us, Mr. Hahn served as chief financial officer of Borland Software Corporation, a public software company, from September 2002 to July 2006. Prior to that, Mr. Hahn served in various roles, including chief financial officer, of Extensity, Inc., a public software company, for five years; as a strategy consultant at the Boston Consulting Group for three years; and as an audit manager at Price Waterhouse, a public accounting firm, for five years. He holds a B.A. in Business from California State University Fullerton, summa cum laude, and an M.B.A. from the Stanford Graduate School of Business, where he was an Arjay Miller Scholar. Mr. Hahn is also a Certified Public Accountant (inactive), licensed in the state of California.

Nina Bhanap

Ms. Bhanap has served as our Chief Technology Officer since July 2009, as our Senior Vice President of Engineering from November 2006 to July 2009, as Vice President of Product Development from January 2004 to November 2006, as Senior Director from January 2003 to January 2004 and as Director of Product Management from October 2001 to January 2003. Prior to joining us, Ms. Bhanap served as head of fixed income sales technology for Europe at Morgan Stanley for five years and as a senior associate at Booz Allen Hamilton for one year. She holds a B.S. in Computer Science with Honors from Imperial College, University of London, and an M.B.A. from the London Business School.

Martin J. Collins

Mr. Collins has served as our General Counsel, Senior Vice President and Chief Compliance Officer since April 2014. Prior to joining us, Mr. Collins served as vice president of corporate development at Bloom Energy from March 2010 to March 2014. From November 2006 to March 2010, Mr. Collins served as general counsel, senior vice president, chief compliance officer and head of internal audit at Novellus Systems, Inc. (NASDAQ: NVLS), which was acquired in 2011 by Lam Research Corporation (NASDAQ: LRCX). Before Novellus, Mr. Collins served as associate general counsel and vice president at Oracle Corporation (NYSE: ORCL) from August 2005 to September 2006. At Oracle, Mr. Collins was head of the corporate and securities group. Prior to joining Oracle, Mr. Collins was a corporate partner at Mayer Brown LLP, a global law firm, where he worked from 1991 until 2005. He holds a B.A. in Political Economy from Williams College and a J.D. from Georgetown University Law Center.

Peter Brooks

Mr. Brooks has served as our Senior Vice President since July 2012. Mr. Brooks previously served as Vice President from July 2010 to July 2012, as Senior Director from November 2006 to July 2010, as Director from January 2005 to November 2006, as Senior Manager from July 2004 to January 2005, as Manager from April 2003 to July 2004 and as a Business Development Representative from August 2002 to April 2003. Prior to joining us, Mr. Brooks served at Radio Central, Liquid Audio, Broadcast Music Incorporated (BMI), Universal and Atlantic Records, in various roles in the music industry managing affiliate relationships and distribution networks. He holds a dual B.A in Literature and History from Claremont McKenna College.

Gregory O’Brien

Mr. O’Brien has served as our Senior Vice President since May 2012. Prior to joining us, Mr. O’Brien served as chief executive officer of the The CollegeBound Network LLC, an educational recruitment marketing company, from May 2009 to May 2012, where he led and managed the development of new products and services. Mr. O’Brien served as chief financial officer of The CollegeBound Network LLC from June 2008 to May 2009. From June 2005 to June 2008, Mr. O’Brien served as a director of McFarland Dewey & Co., LLC, a boutique investment bank, where he helped to build the bank’s education and information division. Mr. O’Brien holds a B.S. in Biology from Cornell University and an M.B.A. from New York University, Leonard N. Stern School of Business.

BOARD OF DIRECTORS

The Board of Directors held four meetings during fiscal year 2014. All directors attended 75% or more of the total number of meetings of the Board and the committees on which they served in fiscal year 2014. The Board and its committees regularly hold executive sessions of non-management directors without management present. As a matter of policy, directors are encouraged, but not required, to attend our annual meeting of stockholders. Two directors attended our 2013 annual meeting of stockholders.

Compensation of Board of Directors

Our non-employee director compensation policy, as most recently amended by our Compensation Committee in August 2014, provides that each non-employee director will receive the following compensation for Board services:

•	$40,000 per year for service as a Board member;
•	$15,000 per year for service as a chairperson of the Audit Committee, Compensation Committee or Nominating and Corporate Governance Committee;
•	$2,000 for each in-person Board meeting and $1,000 for each telephonic Board meeting;
•	$2,000 for each in-person, and $1,500 for each telephonic, Audit Committee and Compensation Committee meeting; and
•	$1,500 for each in-person, and $1,000 for each telephonic, Nominating and Corporate Governance Committee meeting.

In addition, our non-employee director compensation policy provides that non-employee directors will be granted an option to purchase 50,000 shares of our common stock and 15,000 restricted stock units (“RSUs”) under the Non-Employee Directors’ Stock Award Plan in connection with their initial election or appointment to our Board of Directors. The initial option grants vest monthly over a period of four years and the initial RSU grants vest daily over a period of four years.

Our non-employee director compensation policy also provides that on the date of each annual meeting of stockholders, each non-employee director will receive a grant of an option to purchase 25,000 shares of our common stock and a grant of 10,000 RSUs under the Non-Employee Directors’ Stock Award Plan. The annual option grants vest monthly over a period of one year and the annual RSU grants vest daily over a period of one year.

We reimburse our non-employee directors for their travel, lodging and other reasonable expenses incurred in attending our Board and Committee meetings.

Our non-employee directors may elect to receive stock options in lieu of the cash compensation that would otherwise be payable to them for their service on our Board of Directors and its Committees. Under this policy, non-employee directors must make an irrevocable election prior to the start of the fiscal year to receive options in lieu of all cash compensation they would otherwise earn during such fiscal year. Pursuant to an election to receive options in lieu of cash compensation, options are granted after the end of each quarter, and have an “aggregate grant date fair value,” computed in accordance with FASB ASC Topic 718, equal to the value of the cash that would otherwise have been payable for the quarter. The number of shares subject to each option are determined by dividing the compensation otherwise payable with respect to the preceding quarter by the grant date fair value of a single share (rounded down to the nearest whole share).

Fiscal Year 2014 Compensation of Non-Employee Directors.  The following table sets forth information regarding compensation earned by or paid to our non-employee directors during fiscal year 2014.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(2)(4)	Total ($)
William Bradley(5)	63,500	92,400	93,183	249,083
John G. McDonald	92,500	92,400	93,183	278,083
Gregory Sands(6)	67,500	92,400	93,183	253,083
James Simons	58,500	92,400	93,183	244,083
Dana Stalder	83,000	92,400	93,183	268,583
Robin Josephs	74,500	92,400	93,183	260,083

(1)	We pay our non-employee directors their cash compensation quarterly in arrears, and, accordingly, the amounts in this column reflect fees earned in cash for fiscal year 2014.
(2)	The amounts in this column do not reflect actual value realized by the director. Instead, as required by SEC rules, these amounts represent the “aggregate grant date fair value” for grants made in fiscal year 2014, computed in accordance with FASB ASC Topic 718 (Compensation — Stock Compensation). The calculations of these values are determined by accounting requirements and may include vested as well as unvested awards, so they do not necessarily correspond to the actual value that may be realized by the directors with respect to the awards. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for fiscal year 2014, filed with the SEC on September 12, 2014.

The following supplemental table sets forth the intrinsic value at fiscal year end of equity awards granted to our non-employee directors in fiscal year 2014 based on a stock price of $5.54 per share, which represents the 30-day moving average of the Company’s stock price as of June 30, 2014. As used herein, “intrinsic value” means the in-the-money value of the awards. For RSUs, this would equal the market stock price. For options, this would equal the excess, if any, of the market stock price over the exercise stock price of the options. Because the option awards were “underwater” (that is, the exercise price of the options exceeded the market price of the Company’s stock) at fiscal year end, the intrinsic value of such options was zero. The purpose of the supplemental table below is to provide additional context relating to the equity awards granted to our non-employee directors during fiscal year 2014 and should not be viewed as replacing the information in the “Director Compensation” table above.

Supplemental Information — Value of Non-Employee Directors’ 2014 Compensation at
Fiscal Year End

Name	Fees Earned or Paid in Cash ($)	Intrinsic Value of Stock Awards ($)	Intrinsic Value of Option Awards ($)	Total ($)
William Bradley	63,500	55,400	—	118,900
John G. McDonald	92,500	55,400	—	147,900
Gregory Sands	67,500	55,400	—	122,900
James Simons	58,500	55,400	—	113,900
Dana Stalder	83,000	55,400	—	138,400
Robin Josephs	74,500	55,400	—	129,900

(3)	As of the end of fiscal year 2014, Former Senator Bradley held an aggregate of 5,000 unvested RSUs, Mr. McDonald held an aggregate of 5,000 unvested RSUs, Mr. Sands held an aggregate of 5,000 unvested RSUs, Mr. Simons held an aggregate of 5,000 unvested RSUs, Mr. Stalder held an aggregate of 5,000 unvested RSUs and Ms. Josephs held an aggregate of 16,250 unvested RSUs.
(4)	As of the end of fiscal year 2014, Former Senator Bradley held an aggregate of 283,626 options, Professor McDonald held an aggregate of 295,000 options, Mr. Sands held an aggregate of

159,144 options, Mr. Simons held an aggregate of 120,000 options, Mr. Stalder held an aggregate of 245,000 options, and Ms. Josephs held an aggregate of 75,000 options, in each case including both vested and unvested options and the options granted during fiscal year 2014.
(5)	Former Senator Bradley elected to receive options in lieu of fees earned in cash for fiscal year 2014.
(6)	Mr. Sands elected to receive options in lieu of fees earned in cash for fiscal year 2014.

The following table sets forth information regarding the individual options and stock awards granted during fiscal year 2014 to our non-employee directors, including the exercise price of the options (which was the fair market value of the stock on the grant date) and the per-share “grant date fair value” for each option and stock award used in calculating the amounts in the “Director Compensation” table above:

Name	Grant Date	Securities Underlying Stock Awards (#)	Securities Underling Options Awards (#)(a)	Per Share Exercise Price of Option ($)	Per Share Grant Date Fair Value of Equity Award ($)(b)	Grant Date Fair Value of Equity Award ($)(b)
William Bradley	August 23, 2013	—	4,536	9.23	3.80	17,245
	October 28, 2013	10,000	—	—	9.24	92,400
	October 28, 2013	—	25,000	9.24	3.73	93,183
	November 11, 2013	—	4,984	8.56	3.46	17,246
	February 12, 2014	—	5,102	6.72	2.69	13,745
	May 14, 2014	—	7,002	5.50	2.25	15,745
John G. McDonald	October 28, 2013	10,000	—	—	9.24	92,400
	October 28, 2013	—	25,000	9.24	3.73	93,183
Gregory Sands	August 23, 2013	—	4,996	9.23	3.80	18,994
	October 28, 2013	10,000	—	—	9.24	92,400
	October 28, 2013	—	25,000	9.24	3.73	93,183
	November 11, 2013	—	5,345	8.56	3.46	18,495
	February 12, 2014	—	5,752	6.72	2.69	15,496
	May 14, 2014	—	6,891	5.50	2.25	15,495
James Simons	October 28, 2013	10,000	—	—	9.24	92,400
	October 28, 2013	—	25,000	9.24	3.73	93,183
Dana Stalder	October 28, 2013	10,000	—	—	9.24	92,400
	October 28, 2013	—	25,000	9.24	3.73	93,183
Robin Josephs	October 28, 2013	10,000	—	—	9.24	92,400
	October 28, 2013	—	25,000	9.24	3.73	93,183

(a)	Former Senator Bradley and Mr. Sands elected to receive options in lieu of cash for fiscal year 2014. The grants to Former Senator Bradley and Mr. Sands made on August 23, 2013, November 11, 2013, February 12, 2014 and May 14, 2014 represent grants of options in lieu of cash.
(b)	See note (2) in the “Director Compensation” table above.

Committees of the Board of Directors

Our Board of Directors has standing, independent Audit, Compensation and Nominating and Corporate Governance Committees. The Committees regularly meet in executive sessions with no members of management present. Copies of the charters for each of these Committees are available by using the “Investor Relations” and then “Corporate Governance” links on the Company’s website at www.quinstreet.com. The following table lists members of the Committees as of September 8, 2014.

Name	Audit Committee	Compensation Committee	Governance Committee
William Bradley	—	—	Chair
John G. McDonald	Member	Chair	—
Gregory Sands	—	Member	Member
James Simons(1)	—	—	Member
Dana Stalder(2)	Chair	—	—
Robin Josephs	Member	Member	—
Marjorie T. Sennett	—	—	—

(1)	Effective October 1, 2013, Mr. Simons resigned from the Audit Committee.
(2)	Effective October 1, 2013, Mr. Stalder resigned from the Compensation Committee.

Audit Committee.  Our Audit Committee, which has been established in accordance with Section 3(a)(58)(A) of the Exchange Act of 1934, as amended (“Exchange Act”), met eight times during fiscal year 2014. The Chair of our Audit Committee is Mr. Stalder. Mr. Simons resigned from the Audit Committee effective October 1, 2013. The functions of this Committee include, among other things:

•	reviewing and pre-approving the engagement of our independent registered public accounting firm to perform audit services and any permissible non-audit services;
•	evaluating the performance of our independent registered public accounting firm and deciding whether to retain their services;
•	reviewing our annual and quarterly financial statements and reports and discussing the statements and reports with our independent registered public accounting firm and management;
•	providing oversight with respect to related person transactions;
•	reviewing, with our independent registered public accounting firm and management, significant issues that may arise regarding accounting principles and financial statement presentation, as well as matters concerning the scope, adequacy and effectiveness of our financial controls;
•	reviewing reports from management and auditors regarding our procedures to monitor and ensure compliance with our legal and regulatory responsibilities, our code of conduct and ethics and our compliance with legal and regulatory requirements; and
•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters.

A detailed list of the Audit Committee’s functions is included in its charter, which can be accessed by using the “Investor Relations” and then “Corporate Governance” links on the Company’s website at www.quinstreet.com.

Nominating and Corporate Governance (“Governance”) Committee.  Our Governance Committee met five times during fiscal year 2014. The Chair of our Governance Committee is Former Senator Bradley. The functions of this Committee include, among other things:

•	reviewing periodically director performance on our Board of Directors and its Committees and performance of management, and recommending to our Board of Directors and management areas for improvement;

•	interviewing, evaluating, nominating and recommending individuals for membership on our Board of Directors;
•	evaluating nominations by stockholders of candidates for election to our Board of Directors and establishing policies and procedures for such nominations;
•	reviewing with our Chief Executive Officer plans for succession to the offices of Chief Executive Officer or any other executive officer, as it sees fit; and
•	reviewing and recommending to our Board of Directors changes with respect to corporate governance practices and policies.

Our Governance Committee met in August 2014 to, among other things, recommend the director nominees for nomination to our Board at our 2014 annual meeting of stockholders. A detailed list of the Governance Committee’s functions is included in its charter, which can be accessed by using the “Investor Relations” and then “Corporate Governance” links on the Company’s website at www.quinstreet.com.

Compensation Committee.  Our Compensation Committee met eight times during fiscal year 2014. The Chair of our Compensation Committee is Professor McDonald. Mr. Stalder resigned from the Compensation Committee effective October 1, 2013. The functions of this Committee include, among other things:

•	determining the compensation and other terms of employment of our Chief Executive Officer and our other executive officers and reviewing and approving corporate performance goals and objectives relevant to such compensation;
•	reviewing and approving the compensation of our directors;
•	evaluating and recommending to our Board of Directors the equity incentive plans, compensation plans and similar programs advisable for us, as well as modification or termination of existing plans and programs;
•	establishing policies with respect to equity compensation arrangements;
•	reviewing with management our disclosures under the caption “— Compensation Discussion and Analysis” and preparing the Compensation Committee Report that the SEC requires to be included in our annual proxy statement;
•	assessing risks arising from our compensation policies and practices and whether any such risks are reasonably likely to have a material adverse effect; and
•	selecting, retaining, overseeing and terminating any compensation consultant or other compensation advisor.

The Compensation Committee may form, and delegate authority to, subcommittees as appropriate. A detailed list of the Compensation Committee’s functions is included in its charter and can be accessed by using the “Investor Relations” and then “Corporate Governance” links on the Company’s website at www.quinstreet.com.

Compensation Advisors.  Compensia, Inc. (“Compensia”), an executive compensation consulting firm, provides compensation advisory services to the Compensation Committee and to the Company. No member of the Compensation Committee or of management has any affiliation with Compensia, and our Compensation Committee has determined that Compensia is “independent” as defined by the rules of the SEC and the NASDAQ Stock Market. The Compensation Committee has engaged Compensia and has access to Compensia without the participation of management and periodically seeks input from Compensia on a range of external market factors, including evolving executive compensation trends, general observations on the Company’s executive compensation programs and market data on a peer group of companies in the Internet marketing and media sector and other similar companies. The Compensation Committee also considers input from Compensia on Board compensation matters for non-executive Board members. Other than as described above, Compensia provides no other services to the Company.

Management Input to the Compensation Committee.  The Compensation Committee frequently requests management to assist in accomplishing its work, including requests for specific analyses to assist with decision making. Our Chief Executive Officer works with the Compensation Committee Chair to help set meeting agendas, to provide data analysis, and to coordinate the distribution of materials to the Compensation Committee in advance of its meetings. The QuinStreet Employee Benefits and Compliance, Finance, and Legal departments assist in completing these projects. Generally, our Chief Executive Officer and General Counsel attend Compensation Committee meetings. In addition, the Compensation Committee meets in executive session with no members of management present, but with Compensia or others present at the Compensation Committee’s discretion.

Compensation Committee Meetings.  For more information on the process for determining executive compensation, see the section titled “— Compensation Discussion and Analysis” in this proxy statement.

Compensation Committee Interlocks and Insider Participation.  None of the members of our Compensation Committee had any “interlocking” relationships to report during fiscal year 2014.

Corporate Governance

Code of Conduct and Ethics.  Our Code of Conduct and Ethics applies to all of our directors, officers (including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions), employees, contractors, consultants and others who may be temporarily assigned to work for the Company. We will post future amendments to our Code of Conduct and Ethics, or waivers of such provisions, applicable to any principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions or our directors on the Company’s website at www.quinstreet.com.

Board Leadership Structure.  The Board of Directors is responsible for determining its leadership structure, which currently consists of a Chairman of the Board and a Chair leading each Board Committee. Currently, the Chairman of the Board, Mr. Valenti, also serves as our Chief Executive Officer. The Board believes in retaining the flexibility to allocate the responsibilities of the offices of Chairman and Chief Executive Officer in accordance with the best interests of the Company and its stockholders at a given point in time, and therefore the Board does not place restrictions on who may serve as Chairman. The Board does not have a lead independent director. The Board believes that its current leadership structure and corporate governance policies ensure effective independent Board leadership and oversight of management. For example, the Board regularly meets in executive sessions without the Chief Executive Officer or any other members of management present. Strong independent director leadership is also enhanced by the fact that all of the Board Committees are comprised solely of, and chaired by, independent directors. The Chair of each Committee works with our Chief Executive Officer to determine Board and Committee agenda topics. The Board has concluded that having Mr. Valenti serve as Chairman and Chief Executive Officer is the most effective leadership structure at this time because Mr. Valenti is an effective Chairman and is able to provide the best link between the Board and management.

In order to enhance the independence of the Board from management, the Board believes that a substantial majority of the Board should consist of independent directors. All of our current directors except for Mr. Valenti are independent, as determined in accordance with NASDAQ listing standards.

Board’s Role in Risk Oversight.  Management, which is responsible for day-to-day risk management, continually monitors the material enterprise risks facing the Company, including strategic risks, operational risks, financial risks, credit risks, liquidity risks, and legal and compliance risks.

The Board of Directors is responsible for exercising oversight of management’s identification and management of, and planning for, those risks. The Board has delegated to certain Committees oversight responsibility for those risks that are directly related to their area of focus (see descriptions of our Audit Committee, Compensation Committee and Governance Committee’s areas of responsibilities discussed under “— Audit Committee”, “— Compensation Committee” and “— Nominating and Corporate Governance (“Governance”) Committee” above). The Board and its Committees exercise their risk oversight function by carefully evaluating the reports they receive from management and by making inquiries of management with respect to areas of particular interest to the Board. In addition, the Board and its Committees receive reports from our auditors and other consultants, such as Compensia, and meet in executive sessions with these outside consultants. Board oversight of risk is enhanced by the fact that our Chief Executive Officer and Chairman of the Board attends many Committee meetings and that Committee reports are provided to the full Board following each regular quarterly Committee meeting.

Information on Compensation Risk Assessment.  Management periodically reviews the Company’s incentive compensation programs at all levels within the organization. Employee cash bonuses are based on Company and individual performance, and management (with respect to non-executive bonuses) or the Compensation Committee (with respect to executive officers’ bonuses) determines bonus payouts. Equity awards for new hires are based on the employee’s level in the Company, prior experience, qualifications, and the market for particular types of talent. Any subsequent awards are based on employee performance and providing retention incentives. Equity awards have long-term vesting requirements to preclude undue incentives for short-lived stock performance. The incentive compensation structure was reviewed during fiscal year 2014 by Compensia. Based on the findings of this review and input from Compensia, the Compensation Committee believes that risks arising from the Company’s compensation policies and programs are not reasonably likely to have a material adverse effect on the Company.

Independence Determination for Directors

The Board of Directors has determined that, with the exception of Mr. Valenti, who is our Chief Executive Officer, all of its current members qualify as independent directors pursuant to the rules adopted by the SEC and the NASDAQ Stock Market. The Board of Directors has determined that all of our director nominees are independent within the meaning of the applicable NASDAQ listing standards. The Audit, Compensation and Governance Committees of the Board of Directors consist entirely of independent directors.

Audit Committee Financial Qualifications

Our Board of Directors has determined that each member of the Audit Committee: (1) meets the independence criteria prescribed by applicable law and rules of the SEC for Audit Committee membership and (2) is “independent” within the meaning of the NASDAQ listing standards and the standards established by the Company. The Board has also determined that each member of our Audit Committee can read and understand fundamental financial statements in accordance with audit committee requirements of the SEC and NASDAQ listing standards. In addition, the Board of Directors has designated Mr. Stalder as an “audit committee financial expert” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC.

Director Nominations

General Criteria and Process.  Our Governance Committee has the responsibility of identifying, reviewing and evaluating candidates to serve on the Company’s Board of Directors consistent with any criteria approved by the Board of Directors, including consideration of any potential conflicts of interest as well as applicable independence and experience requirements. The minimum qualifications a candidate should possess include being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. As expressed in the Governance Committee charter, in nominating candidates, the Governance Committee complies with the requirements of the Company’s Bylaws and takes into consideration such other factors as it deems appropriate. These factors may include judgment, skill, diversity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members, the extent to which the candidate would be a desirable addition to the Board and any Committees of the Board, the ability of the candidate to devote sufficient time to the affairs of the Company, the candidate’s demonstrated excellence in his or her field, the candidate’s ability to exercise sound business judgment and the candidate’s commitment to rigorously represent the long-term interests of the Company’s stockholders. The Governance Committee may use and pay for assistance from consultants, including obtaining background checks, and advice from outside counsel, to assist its review and evaluation of candidates.

In evaluating candidates, the Governance Committee considers a wide variety of qualifications, attributes and other factors, and recognizes that a diversity of viewpoints and practical experiences can enhance the effectiveness of the Board. Accordingly, as part of its evaluation of each candidate, the Governance Committee takes into account how that candidate’s background, experience, qualifications, attributes, and skills may complement, supplement or duplicate those of other Board members, although our policy does not prescribe specific standards for diversity.

Stockholder Nominations and Bylaw Procedures.  The Governance Committee considers properly submitted recommendations for candidates to the Board from stockholders in accordance with the Company’s policy on stockholder recommendations of director nominees. The Governance Committee does not alter the manner in which it evaluates nominees for director based on whether the nominee is recommended by a stockholder or otherwise.

Our Bylaws and our policy on stockholder recommendations of director nominees establish procedures pursuant to which a stockholder may nominate a person for election to the Board of Directors. Any stockholder recommendations for consideration by the Governance Committee should set forth all information that is required to be disclosed by Section 5(b)(1) of our Bylaws and all information required pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, including the candidate’s name, biographical information, business experience for at least the past five years, a summary of the candidate’s qualifications, a representation that the nominating stockholder is a beneficial or record owner of our stock, and a written consent of the candidate to serve on the Board of Directors if elected. In addition, such stockholder recommendations should set forth any other information required to be provided by our policy on stockholder recommendations of director nominees and applicable securities laws and regulations. We may require any such proposed nominee to furnish information concerning his or her eligibility to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the independence of the nominee. A copy of the policy on stockholder recommendations of director nominees can be accessed by using the “Investor Relations” and then “Corporate Governance” links on the Company’s website at www.quinstreet.com.

To nominate a person for election to the Board of Directors at our 2015 annual meeting of stockholders, written notice of a stockholder nomination must be delivered to our Corporate Secretary between June 30, 2015 and July 30, 2015. However, if our 2015 annual meeting is advanced or delayed by more than 30 days from October 29, 2015 (the anniversary of the prior year’s annual meeting of stockholders), a stockholder’s written notice will be timely if it is delivered no earlier than the 120th day prior to our 2015 annual meeting and no later than the later of the 90th day prior to such annual meeting or the 10th day following the announcement of the date of the meeting. Stockholder recommendations to the Board of Directors should be sent to QuinStreet, Inc., Attention: Corporate Secretary, 950 Tower Lane, Suite 600, Foster City, California 94404.

Contacting the Board and Further Information on Corporate Governance

Stockholders may contact the Board of Directors about bona fide issues or questions about QuinStreet by writing to the Corporate Secretary as follows: QuinStreet, Inc., Attention: Corporate Secretary, 950 Tower Lane, Suite 600, Foster City, California 94404.

Any matter intended for the Board of Directors, or for any individual member or members of the Board of Directors, should be directed to the street address noted above, with a request to forward the communication to the intended recipient or recipients. In general, any stockholder communication delivered to the Corporate Secretary for forwarding to the Board of Directors or specified member or members will be forwarded in accordance with the stockholder’s instructions.

Our Code of Conduct and Ethics, stockholder nominations policy and committee charters are accessible by following the links to “Investor Relations” and then “Corporate Governance” on our website at www.quinstreet.com. Stockholders may also request printed copies of such documents without charge by writing to the Corporate Secretary as follows: QuinStreet, Inc., Attention: Investor Relations, 950 Tower Lane, Suite 600, Foster City, California 94404.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the amount of common stock beneficially owned (unless otherwise indicated) by our directors, our director nominees, our Named Executive Officers (as set forth in the Summary Compensation Table below), our directors and executive officers as a group, and beneficial owners of more than 5% of our common stock. Except as otherwise indicated, all information is as of August 31, 2014. At August 31, 2014, there were 44,328,603 shares of common stock outstanding. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o QuinStreet, Inc., 950 Tower Lane, Suite 600, Foster City, California 94404.

Name	Common Stock
	Share Beneficially Owned	% of Class
Directors:
William Bradley(1)	300,126	*
John G. McDonald(2)	247,500	*
Gregory Sands(3)	391,102	*
James Simons(4)	3,480,763	7.8%
Dana Stalder(5)	281,400	*
Robin Josephs(6)	54,895	*
Marjorie T. Sennett(7)	2,956	*
Named Executive Officers:
Douglas Valenti(8)	5,558,125	12.4%
Gregory Wong(9)	90,987	*
Kenneth Hahn(10)	472,960	1.1%
Nina Bhanap(11)	456,396	*
Martin J. Collins	—	—
Scott Mackley(12)	224,203	*
Executive Officers and Directors, as a group (14 persons)(13)	11,677,717	24.8%
Other 5% Stockholders:
Entities affiliated with Split Rock Partners, LLC(14), 10400 Viking Drive, Suite 250, Eden Prairie, MN 55344	3,445,922	7.8%
Frontier Capital Management Co., LLC(15), 99 Summer Street, Boston, MA 02110	3,851,176	8.7%
FMR LLC(16), 245 Summer Street, Boston, MA 02210	4,887,257	11.0%
BlackRock, Inc.(17), 40 East 52nd Street, New York, NY 10022	2,652,105	6.0%
Royce & Associates, LLC(18), 745 Fifth Avenue, New York, NY 10151	2,672,162	6.0%

*	Represents 1% or less of our outstanding common stock.
(1)	Includes stock options exercisable for 258,626 shares of our common stock within 60 days of August 31, 2014 and 2,500 RSUs which have vested but not yet been settled.
(2)	Includes 25,000 shares held in a family trust of which Professor McDonald is a trustee. Also includes stock options exercisable for 220,000 shares of our common stock within 60 days of August 31, 2014 and 2,500 RSUs which have vested but not yet been settled.
(3)	Includes 202,761 shares held in a living trust of which Mr. Sands and his spouse are trustees, 6,785 shares held in a charitable remainder unitrust of which Mr. Sands is the trustee and 14,912 shares held in irrevocable trusts of which Mr. Sands and his spouse are trustees for the benefit of Mr. Sands’ minor children. Also includes stock options exercisable for 159,144 shares of our common stock within 60 days of August 31, 2014 and 2,500 RSUs which have vested but not yet been settled.
(4)	Includes 3,247,578 shares held by SPVC V, LLC and 70,844 shares held by SPVC Affiliates Fund I, LLC, each of which is jointly managed by Split Rock Partners, LLC and Vesbridge Partners, LLC. Voting and investment power over the shares, however, has been delegated solely to Split Rock Partners, LLC.

Split Rock Partners, LLC has delegated voting and investment decisions with respect to the shares to three individuals (one of whom is James Simons) who require a two-thirds vote to act. Mr. Simons disclaims beneficial ownership of the reported securities, except to the extent of any pecuniary interest therein. Also includes 34,841 shares held by the James Rexroad Simons Trust. Also includes stock options exercisable for 120,000 shares of our common stock within 60 days of August 31, 2014 and 2,500 RSUs which have vested but not yet settled, which are held directly by Mr. Simons. Pursuant to a letter agreement, Mr. Simons holds these securities for the sole benefit of SPVC V, LLC.
(5)	Includes 3,900 shares held in a family trust for which Mr. Stalder is the trustee. Also includes stock options exercisable for 220,000 shares of our common stock within 60 days of August 31, 2014 and 2,500 RSUs which have vested but not yet been settled.
(6)	Includes stock options exercisable for 42,708 shares of our common stock within 60 days of August 31, 2014 and 3,437 RSUs which have vested but not yet been settled.
(7)	Includes stock options exercisable for 2,083 shares of our common stock within 60 days of August 31, 2014, 617 RSUs which will vest within 60 days of August 31, 2014 and 256 RSUs which have vested but not yet been settled.
(8)	Includes 3,039,431 shares held by The Valenti Living Trust of which Mr. Valenti and his spouse are co-trustees, 2,046,034 shares held by DJ & TL Valenti Investments, LP, of which The Valenti Living Trust is the general partner, and 6,903 shares held by Mr. Valenti and his immediate family members. Each of Mr. Valenti and his spouse has voting and investment power with respect to the shares held by The Valenti Living Trust and share beneficial ownership in such shares. Each of Mr. Valenti and his spouse also have voting and investment power with respect to the shares held by DJ and TL Valenti Investments, LP, through their control as co-trustees of the general partner, The Valenti Living Trust. Also includes stock options exercisable for 457,175 shares of our common stock within 60 days of August 31, 2014.
(9)	Includes stock options exercisable for 81,873 shares of our common stock within 60 days of August 31, 2014.
(10)	Includes stock options exercisable for 425,832 shares of our common stock within 60 days of August 31, 2014.
(11)	Includes stock options exercisable for 399,894 shares of our common stock within 60 days of August 31, 2014.
(12)	All of Mr. Mackley’s shares are held in a family trust for which Mr. Mackley and his wife are the trustees.
(13)	Includes stock options exercisable for 2,720,041 shares of our common stock within 60 days of August 31, 2014, 617 RSUs which will vest within 60 days of August 31, 2014 and 16,193 RSUs which have vested but not yet been settled. This number does not include Scott Mackley, as his employment terminated as of October 1, 2013.
(14)	Includes 3,247,578 shares held by SPVC V, LLC and 70,844 shares held by SPVC Affiliates Fund I, LLC, each of which is jointly managed by Split Rock Partners, LLC and Vesbridge Partners, LLC. Voting and investment power over the shares, however, has been delegated solely to Split Rock Partners, LLC. Split Rock Partners, LLC has delegated voting and investment decisions with respect to the shares to three individuals (one of whom is James R. Simons) who require a two-thirds vote to act. Split Rock Partners, LLC and Mr. Simons disclaim beneficial ownership of the reported securities, except to the extent of any pecuniary interest therein. Also includes stock options exercisable for 120,000 shares of our common stock within 60 days of August 31, 2014 and 2,500 RSUs which have vested but not yet been settled which will vest within 60 days of August 31, 2014, which are held directly by Mr. Simons. Pursuant to a letter agreement, Mr. Simons holds these securities for the sole benefit of SPVC V, LLC. Split Rock Partners, LLC disclaims beneficial ownership of the reported securities, except to the extent of any pecuniary interest therein. Based in part on the Schedule 13G/A filed with the SEC on January 24, 2014 by Split Rock Partners, LLC.
(15)	Based on the Schedule 13G/A filed with the SEC on February 14, 2014 by Frontier Capital Management Co., LLC.
(16)	Based on the Schedule 13G/A filed with the SEC on February 14, 2014 by FMR LLC.
(17)	Based on the Schedule 13G filed with the SEC on January 30, 2014 by BlackRock, Inc.
(18)	Based on the Schedule 13G filed with the SEC on January 13, 2014 by Royce & Associates, LLC.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon a review of filings with the SEC and/or written representations that no other reports were required, we believe that all reports for the Company’s executive officers and directors that were required to be filed under Section 16 of the Securities Exchange Act, as amended, were timely filed for fiscal year 2014, except for one Form 4 by our Chief Financial Officer and Senior Vice President Mr. Wong, which was inadvertently filed two days late on September 24, 2013, reporting the acquisition of RSUs and non-qualified stock options.

Certain Relationships and Related Person Transactions

Second Amended and Restated Investor Rights Agreement

On May 28, 2003, we entered into an investor rights agreement with our Chief Executive Officer, Mr. Valenti, and certain investors, including our director Mr. Sands (individually and through entities and trusts affiliated with Mr. Sands), that provides for certain rights relating to the registration of their shares of common stock, including those issued upon conversion of their previously-held preferred stock. Under specified circumstances, the investor rights agreement entitles the parties to both demand and piggyback registration rights requiring the Company to file a registration statement to register the sale of a portion of their shares or request that a portion of their shares be covered by a registration statement that we are otherwise filing. There were no registrations or other transactions under our investor rights agreement since the beginning of fiscal year 2014.

Other Transactions

On April 22, 2013, the Company entered into an agreement (the “Transition Agreement”) with Bronwyn Syiek, the Company’s President, which provided for the transition and conclusion of Ms. Syiek’s employment with the Company. Pursuant to the Transition Agreement, Ms. Syiek continued to work full-time as the Company’s President at her existing base salary through September 30, 2013. Ms. Syiek was eligible for, and received, a bonus for fiscal year 2013. On September 18, 2013, the Company entered into an amendment to the Transition Agreement, (the “Amended Transition Agreement”) whereby the amendment replaced the agreement in its entirety. Pursuant to the Amended Transition Agreement Ms. Syiek’s employment with the Company terminated on October 1, 2013, at which point Ms. Syiek entered into a consulting arrangement with the Company, in consideration for which her “Continuous Service” (as defined in the Company’s 2010 Equity Incentive Plan) continued for certain of her equity awards. Ms. Syiek received $37,400 in cash compensation under the Amended Transition Agreement. The Amended Transition Agreement terminated on March 30, 2014.

In connection with its continuing review of non-strategic assets in March 2014, the Company elected to dispose of its equity investment in DemandBase, Inc. (“DemandBase”). In this regard, the Company contacted a number of existing DemandBase investors, including Split Rock Partners II, LP (“Split Rock”). Split Rock is managed by Split Rock Partners II Management, LLC, of which our director Mr. Simons is a managing director. In addition, our director Mr. Sands is a member of the board of directors of DemandBase and is also a managing partner of Costanoa Venture Capital, which is an investor in DemandBase. As the Company’s sale of the DemandBase shares could be deemed a related person transaction, the Company conducted an auction process with respect to the share sale. Split Rock ultimately prevailed in that process, and on April 11, 2014 the Company entered into a Stock Purchase Agreement whereby Split Rock purchased all 1,436,781 shares of DemandBase Series D Preferred Stock owned by the Company for a total purchase price of $1,436,781. The Company’s Audit Committee approved the sale in accordance with the Company’s related person transactions policy.

We have entered into indemnification agreements with each of our directors and executive officers. These indemnification agreements require us to indemnify each of our directors and executive officers to the fullest extent permitted by Delaware law.

Policies and Procedures for Transactions with Related Persons

Our Board of Directors has adopted a written related person transactions policy, which sets forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which the Company and a related person were, are, or will be participants and in which the amount involved exceeds $60,000. Only related person transactions in which the amount involved exceeds $120,000 will be required to be disclosed in applicable SEC filings as required by the Securities Act of 1933, as amended (“Securities Act”), the Exchange Act, and related rules. Our Board of Directors set the threshold for approval of related person transactions in the policy at an amount lower than that which is required to be disclosed under the Securities Act, Exchange Act and related rules because we believe it is appropriate for our Audit Committee to review transactions or potential transactions in which the amount involved exceeds $60,000, as opposed to $120,000. Pursuant to this policy, our Audit Committee, among other things, (i) reviews the relevant facts and circumstances of each proposed related person transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third-party and the extent of the related person’s interest in the transaction and (ii) takes into account the conflicts of interest and corporate opportunity provisions of our Code of Conduct and Ethics. Management will present to our Audit Committee each proposed related person transaction, including all relevant facts and circumstances relating thereto, and will update the Audit Committee as to any material changes to any related person transaction.

Any related person transactions may only be consummated if our Audit Committee has approved or ratified such transaction in accordance with the guidelines set forth in our related person transactions policy. Certain types of transactions are not subject to the policy, including: (i) transactions involving compensation for services provided by an employee, consultant or director that are approved by our Compensation Committee; and (ii) transactions in the ordinary course of business where the interest of the related person arises solely from the ownership of a class of QuinStreet equity securities where all holders of such class of equity securities will receive the same benefit on a pro rata basis. Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote on the approval of the transaction. In the event that it is inappropriate for the Audit Committee to review the transaction due to conflicts of interest or otherwise, after taking into account possible recusals by Audit Committee members, the related person transaction is reviewed by another independent body comprised of members of our Board of Directors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides an overview of the material components of our executive compensation program for:

•	Douglas Valenti, Chairman of our Board of Directors and our Chief Executive Officer;
•	Gregory Wong, our Chief Financial Officer and Senior Vice President;
•	Kenneth Hahn, our Chief Operating Officer and Executive Vice President;
•	Nina Bhanap, our Chief Technology Officer;
•	Martin J. Collins, our General Counsel and Senior Vice President; and
•	Scott Mackley, our former Executive Vice President.

We refer to these executive officers collectively in this Compensation Discussion and Analysis and the accompanying compensation tables as the “Named Executive Officers.”

Specifically, this Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program and each component of compensation that we provide. In addition, we explain how and why the Compensation Committee of our Board of Directors arrived at the specific compensation policies and decisions involving our executive officers, including the Named Executive Officers, for fiscal year 2014.

Executive Summary

Financial Highlights

We continued to manage through challenges and uncertainties in fiscal year 2014, particularly in our core education and financial services client verticals. Revenue in fiscal year 2014 was below the 100% target of our bonus plan for executives. Through continued discipline in controlling operating costs, however, we were able to achieve a positive Adjusted EBITDA margin of 9%, representing $24.3 million and positive free cash flow, while also making good progress on a broad range of initiatives to address challenges and establish new avenues for revenue growth. This execution enabled the executives to be eligible for a portion of their target bonuses.

We recorded the following financial results for fiscal year 2014:

•	For the year, we generated total revenue of $282.5 million, compared to $305.1 million for fiscal year 2013. GAAP net loss for the year was $53.7 million, or $(1.23) per diluted share, compared to GAAP net loss of $67.4 million, or $1.57 per diluted share, for fiscal year 2013.
•	Adjusted EBITDA (as defined below) for the year was $24.2 million, or 9% of revenue, compared to $47.9 million, or 16% of revenue for fiscal year 2013.

For purposes of the Annual Incentive Plan for fiscal year 2014, “Adjusted EBITDA” was defined as net (loss) income less provision for taxes, depreciation expense, amortization expense, stock-based compensation expense, interest and other income (expense), net, impairment of goodwill and other extraordinary or non-recurring expenses.

Executive Compensation Actions

As reflected in our compensation philosophy below, the Compensation Committee sets the compensation of our executive officers, including the Named Executive Officers, based on their ability to successfully execute our annual operating plan, which is intended to further our long-term business objectives and to create sustainable long-term stockholder value in a cost-effective manner. Accordingly, our fiscal year 2014 compensation actions and decisions were based on our executive officers’ accomplishments in these areas, and highlight our pay for performance philosophy. As described below, actual total cash compensation for fiscal year 2014 was significantly below the target total cash compensation for the year due to financial results that fell short of those established in our annual operating plan.

For fiscal year 2014, the Compensation Committee took the following actions with respect to the compensation of the Named Executive Officers:

•	Made actual annual bonuses payments for certain of the Named Executive Officers equal to approximately 23.5% of the target bonus opportunity; and
•	Approved equity awards in the form of service-vesting options and RSUs at levels that the Compensation Committee believes were market-competitive, satisfied our retention objectives, valued the importance of key executives to the Company, and rewarded individual performance for the preceding year, especially for contributions to initiatives to address challenges to the business and to establish new avenues for revenue growth.

The Compensation Committee engaged Compensia, Inc. (“Compensia”), an independent national consulting firm providing executive compensation advisory services, to assist in reviewing and making decisions about executive compensation in fiscal year 2014. In deciding to make new equity awards to our Named Executive Officers, the Compensation Committee took into consideration the desire to maintain market-competitive total compensation, the need to retain key executives through the Company’s turnaround, and the desire to provide our Named Executive Officers with an incentive to manage our business as owners. The equity awards have the effect of subjecting a significant portion of our Named Executive Officers’ total compensation to fluctuations in the market price of our common stock, thus helping to align the interests of our Named Executive Officers with stockholder interests.

Effect of Our Performance on Fiscal Year 2014 Executive Compensation.

In accordance with our Annual Incentive Plan, target bonus payouts for executives in fiscal year 2014 were tied to achievement of revenue growth and Planned Adjusted EBITDA. The Company missed its targeted revenue growth and Planned Adjusted EBITDA in fiscal year 2014, with a 7% decrease in revenue and Adjusted EBITDA of about 47% of plan. As a result, pursuant to our Annual Incentive Plan for fiscal year 2014, executive officers were eligible to receive a bonus payout of up to approximately 23.5% of target levels. The Compensation Committee determined that payouts at that level were appropriate due to management’s performance in the face of the year’s challenges and uncertainties, and progress made on initiatives to address the challenges and to establish new avenues for revenue growth, as further discussed below under “— Compensation Components — Performance-Based Cash Bonuses”. The table below shows, for the Named Executive Officers, their target bonus for fiscal year 2014, actual bonus payout for fiscal year 2014, and the actual bonus payout as a percent of the target bonus:

Employee	Fiscal Year 2014 Target Bonus ($)		Fiscal Year 2014 Bonus Payout ($)		Fiscal Year 2014 Actual Bonus Payout as a Percentage of Fiscal Year 2014 Target Bonus (%)
Douglas Valenti	425,000		99,875		23.5
Gregory Wong	90,969	(1)	21,378		23.5
Kenneth Hahn	190,000		44,650		23.5
Nina Bhanap	154,000		36,190		23.5
Martin J. Collins	37,500	(2)	8,813	(3)	23.5
Scott Mackley	277,000		—	(4)	—

(1)	In September 2013, Mr. Wong was appointed Chief Financial Officer, at which time, his compensation was adjusted in consideration of his new responsibilities. Mr. Wong’s target bonus amount reflects his adjusted compensation.
(2)	$150,000 represents the annual target bonus. Target bonuses are prorated if the executive is employed for less than the full fiscal year.
(3)	Mr. Collins joined the Company in April 2014 and therefore his bonus was prorated for the time he was employed.

(4)	Mr. Mackley’s employment terminated as of October 1, 2013, and, accordingly, he was not eligible for a bonus in fiscal year 2014.

Advisory Vote on Executive Compensation

We conducted our annual stockholder advisory vote on executive compensation at our 2013 annual meeting of stockholders. While this vote was not binding on the Company, we believe that it is important for our stockholders to have an opportunity to have an advisory vote on executive compensation on an annual basis as a means to express their views regarding our executive compensation philosophy, our compensation policies and programs, and our decisions regarding executive compensation, all as disclosed in our proxy statements. The Board of Directors and the Compensation Committee value the opinions of our stockholders and, to the extent that there is any significant vote against the compensation of the Named Executive Officers as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

At the 2013 annual meeting of stockholders, for the third year in a row, more than 96% of the votes cast on the advisory vote on executive compensation proposal were in favor of the Named Executive Officers’ compensation as disclosed in the 2013 proxy statement. The Compensation Committee reviewed the final vote results and, partly based on this significant level of support, determined that there were no significant shareholder concerns that would require us to change our executive compensation program at this time.

We have determined that our stockholders should have the opportunity to cast an advisory vote on executive compensation each year, consistent with the preference expressed by our stockholders at the 2011 annual meeting of stockholders.

Corporate Governance Highlights

We maintain the following corporate governance policies:

•	our Compensation Committee is comprised solely of independent directors;
•	our Compensation Committee has engaged its own independent compensation consultant to assist it with its review of executive compensation;
•	none of our executives has an employment agreement;
•	we provide only limited “double trigger” vesting acceleration for equity awards for our senior executives (discussed in greater detail below), and we have no formal cash severance plans and no “single trigger” vesting acceleration;
•	there are no special executive perquisite programs, and executives have the same benefit plans as all other employees;
•	there are no tax reimbursements for our executives for perquisites or personal benefits;
•	the Compensation Committee grants equity awards primarily at regularly scheduled quarterly Committee meetings set at the beginning of each fiscal year;
•	our insider trading policy provides that directors and officers may not margin or pledge the Company's shares;
•	our insider trading policy provides that directors and officers may not engage in short sales of the Company's shares or in derivative transactions in the Company's shares, e. g., publicly traded options contracts, such as puts or calls; and
•	while we do not have formal stock ownership guidelines, our Chief Executive Officer beneficially owns more than 12% of the Company’s shares, which greatly exceeds even the most robust formal stock ownership guidelines.

While we currently do not have a general compensation recovery (“clawback”) policy covering our annual and long-term incentive award plans and arrangements, we intend to adopt a “clawback” policy after the SEC adopts final rules implementing the requirement of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Compensation Objectives

We recognize that our success is in large part dependent on our ability to attract and retain talented employees. We endeavor to create and maintain compensation programs based on performance, teamwork and rapid progress and to effectively align the interests of our executive officers and stockholders. The principles and objectives of our compensation and benefits programs for our employees generally, and for our executive officers specifically, are to:

•	closely align compensation with our business and financial objectives and the long-term interests of our stockholders;
•	motivate and reward individuals whose skills and performance promote our continued success;
•	attract, motivate and retain highly-talented individuals who are incentivized to achieve our strategic objectives; and
•	offer total compensation that is competitive and fair.

The compensation of our executive officers consists of the following primary components:

•	base salary;
•	performance-based annual cash bonuses;
•	long-term equity incentive compensation;
•	employee health and welfare benefits; and
•	limited change in control benefits.

Each compensation component has a role in meeting the objectives described above. While we believe we offer competitive base salaries and performance-based cash bonus opportunities, we believe that long-term incentive compensation is a critical compensation component for Internet and other emerging companies. We believe that stock options and RSUs provide long-term incentives that align the interests of employees and executive officers alike with the long-term interests of stockholders. We track carefully equity compensation practices of competitors and other comparable companies, and ensure that our policies are competitive and generally consistent with peer group dilution rates.

We strive to achieve an appropriate mix between cash and equity compensation to meet our objectives. We do not apply any formal or informal policies or guidelines for allocating compensation between current and long-term compensation, between cash and equity compensation or among different forms of equity compensation. As a result, the allocation between cash and equity varies between executive officers. The mix of compensation components is designed to reward short-term results and motivate long-term performance through a combination of cash and equity awards. We believe the most important indicator of whether our compensation objectives are being met is our ability to motivate our executive officers to deliver superior performance and retain them to continue their careers with us on a cost-effective basis.

Compensation-Setting Process

Role of the Compensation Committee

The Compensation Committee of the Board of Directors is responsible for administering and overseeing the executive compensation program for our executive officers, including the Named Executive Officers, and reports to the full Board of Directors on its discussions, decisions and other actions.

Our management and the Compensation Committee conduct an annual analysis of senior management compensation for purposes of setting executive compensation for the upcoming fiscal year. For fiscal year 2014, this analysis occurred in April, June and August 2013. At that time, management and the Compensation Committee reviewed the information on market-based executive compensation provided by Compensia, in light of the compensation we offer, to ensure that the executive compensation program established for the applicable fiscal year is competitive and fair.

The Compensation Committee (together with our Chief Executive Officer with respect to performance of the other executive officers) reviews the performance of each executive officer on an annual basis, and based on this review and the factors described below, sets his or her compensation package for the coming fiscal year.

The Compensation Committee expects to continue to conduct an annual review process of all compensation components at the end of each fiscal year to ensure consistency with our compensation philosophy and as part of its responsibilities in administering our executive compensation program. The Compensation Committee is authorized to retain the services of third-party executive compensation specialists from time to time, as the Committee sees fit, in connection with the establishment of cash and equity compensation and related policies.

Role of our Chief Executive Officer

Our Chief Executive Officer makes recommendations to the Compensation Committee, attends committee meetings (except for sessions discussing and setting his compensation) and has been and will continue to be involved in the determination of compensation for our executive officers. Typically, our Chief Executive Officer makes recommendations to the Compensation Committee regarding base salaries, target bonus amounts and annual and long-term incentive compensation for our executive officers (other than himself). Our Chief Executive Officer bases his recommendations on the Company’s financial and operational results, the individual executive officer’s contribution toward these results, performance toward goal achievement, an analysis of competitive market data, input from our Chief Operating Officer and Chief Financial Officer as to certain other executives and input from our compensation consultant. Our Chief Executive Officer does not make any recommendation as to his own compensation.

The Compensation Committee reviews our Chief Executive Officer’s recommendations, the competitive market data and other relevant information and determines each executive officer’s total compensation, as well as each individual compensation component. The Compensation Committee’s decisions regarding executive compensation are based on its subjective evaluation of the performance of the Company and each individual executive officer, the judgment and experience of each of its members in determining compensation, the input of the Chief Executive Officer, a review of market data as described below and other factors, such as prevailing industry trends.

Role of Compensation Consultant

Since November 2009, the Compensation Committee has engaged Compensia as a compensation consultant to help evaluate our compensation philosophy and provide guidance in administering our executive compensation program. Since fiscal 2010, Compensia has also assisted the Compensation Committee in developing the compensation peer group described below and in providing market data based on the compensation practices of the peer group and from general industry surveys.

Competitive Market Data

We believe it is important when making compensation-related decisions to be informed as to current practices of similarly-situated companies. Consequently, we select a group of companies that provide Internet marketing and media and software services that are broadly similar to the Company as a reference point for evaluating the market practices of our “peers” in formulating compensation recommendations and to assist the Compensation Committee in its consideration of executive compensation.

For fiscal year 2014, our compensation peer group (the “Peer Group”) consisted of the following companies:

Bankrate	Internap Network Services
Blucora	IntraLinks Holdings
comScore	Move
ConstantContact	NIC
Demand Media	Reachlocal
Dice Holdings	RealNetworks
Digital River	The Active Network

These companies were selected after consideration of their revenue, market capitalization and industry. Each of the companies in the Peer Group had annual revenues between 0.5x to 2.0x that of the Company’s revenue. In addition, all are headquartered in the United States.

We supplement the data derived from the Peer Group with broader compensation market data provided by market surveys. Consistent with its prior practice, the Compensation Committee reviewed summary cash compensation data from Salary.com for positions comparable to those of the executive officers at Internet companies with revenues between $200 million and $500 million in the San Francisco Bay Area.

While the Compensation Committee does not “benchmark” pay levels against the Peer Group due to the unique aspects of our business, it believes that evaluating market data is useful to understand market practice and to provide a general context for its decisions. The Compensation Committee exercises its discretion in determining the nature and extent of the use of market data, which varies by executive officer.

Compensation Components

Base Salaries

The initial base salaries for our executive officers, including the Named Executive Officers, are established through arm’s-length negotiation at the time of hire, taking into account each individual’s qualifications, experience and prior salary history, and prevailing market compensation for similar roles among the companies in the Peer Group and from the survey data of similarly sized companies in the Internet industry based in the San Francisco Bay Area. Thereafter, the base salaries of our executive officers are reviewed annually by the Compensation Committee, with significant input from our Chief Executive Officer (except with respect to his own base salary) to determine whether any adjustment is warranted. Base salaries are also reviewed in the case of promotions or other significant changes in responsibility.

In determining a base salary adjustment, the Compensation Committee considers several factors, including the Company’s overall performance, an executive officer’s relative job scope, individual performance history, prior and anticipated future contributions to the Company, responsibilities, prior experience and an analysis of competitive market data (including the base salary practices of the Peer Group and the survey data). The Compensation Committee may also take into account the executive officer’s current base salary, equity ownership and the amounts paid to the executive officer’s peers inside the Company. We also draw upon the experience of members of the Compensation Committee with other companies.

In June 2013, the Compensation Committee reviewed the base salaries of our executive officers, including the Named Executive Officers, for fiscal year 2014. Consistent with its prior practice, the Compensation Committee reviewed salary data derived from the Peer Group and summary cash compensation data from Salary.com for positions comparable to those of the executive officers at Internet companies with revenues between $200 million and $500 million in the San Francisco Bay Area.

After reviewing input from Compensia and taking into consideration the recommendations of our Chief Executive Officer (except with respect to his own base salary), the Compensation Committee determined that, using the factors described above, the following increases to the base salaries of the Named Executive Officers would be made for fiscal year 2014:

Named Executive Officer	Fiscal Year 2013 Annual Base Salary ($)	Fiscal Year 2014 Annual Base Salary ($)	Percent Change (%)(1)
Douglas Valenti	512,400	525,000	2.46
Gregory Wong	210,000	275,000	30.95
Kenneth Hahn	379,600	391,600	3.16
Nina Bhanap	350,000	362,000	3.43
Martin J. Collins	—	300,000	—

(1)	For Messrs. Valenti and Hahn and Ms. Bhanap, the base salary increases represented annual increases consistent with general industry salary merit increases. Mr. Wong’s increase represented a promotion increase in connection with his appointment as Chief Financial Officer. Mr. Collins’ base salary was set based on the negotiations when he joined the Company in April 2014. Mr. Mackley received a salary increase of 3.0% in fiscal year 2014, but he does not appear on this table because his employment terminated on October 1, 2013. The total compensation paid to the Named Executive Officers in fiscal year 2014 is set forth in the “Summary Compensation Table” below.

Performance-Based Cash Bonuses

We use performance-based cash bonuses to motivate our executive officers, including the Named Executive Officers, to achieve our short-term financial and operational goals while making rapid and sustainable progress towards our longer-term objectives. These bonuses are designed to reward both Company and individual performance.

Under our Annual Incentive Plan for fiscal year 2014, the Compensation Committee awarded cash bonuses to our executive officers according to target bonuses and criteria set by the Compensation Committee in accordance with the Annual Incentive Plan. The Compensation Committee has the discretion to reduce the amount of any actual award under the Annual Incentive Plan below the amount calculated under the terms of the Annual Incentive Plan.

Target Bonus Opportunities

Under the Annual Incentive Plan for fiscal year 2014, each Named Executive Officer’s target bonus opportunity was expressed as a total dollar amount, with individual target award opportunities ranging from 35% to 81% of base salary. Target bonus opportunities were determined based on the Compensation Committee’s analysis of total cash compensation as described above, with generally higher target levels for the individuals with the most responsibility for the success of the business.

For fiscal year 2014, our Compensation Committee approved certain modifications to the implementation of our Annual Incentive Plan at the recommendation of our Chief Executive Officer, in consultation with Compensia. The Incremental Bonus Plan component was eliminated, and the Annual Incentive Plan targets were modified to provide for a range of payments based on performance. The performance goals remained generally consistent with prior years and were based on Company revenue growth and Adjusted EBITDA. For executive officers who are primarily focused on particular verticals, up to 50% of performance bonuses was based on Company revenue growth and Adjusted EBITDA, and 50% or more was based on revenue growth of the relevant vertical. For all other executive officers, 50% of performance bonuses was based on Company revenue growth and 50% was based on Adjusted EBITDA.

Performance Measures

For fiscal year 2014, under the Annual Incentive Plan, the financial goals were the achievement of a revenue growth target and an Adjusted EBITDA target. Our fiscal year 2014 performance goal was based on our annual operating plan and budget. In addition, the Compensation Committee considered the following in determining whether to give full credit for the achievement of the performance goals:

•	the assessed sustainability of revenue growth;
•	progress on initiatives to address challenges;
•	the development of future growth potential and diversification of our revenue streams; and
•	the individual contributions of the executive officer.
Fiscal Year 2014 Bonus Decisions

To determine actual bonus awards under the Annual Incentive Plan for fiscal year 2014, the Compensation Committee first reviewed the Company’s overall financial results for fiscal year 2014. The Compensation Committee then considered the performance measures as outlined above, as well as the Chief Executive Officer’s recommendation for the Named Executive Officers other than himself. The Committee noted that the Company continued to invest in its revenue streams, which actions are expected to lay the foundation for future sustainable revenue growth. The Committee also determined that all of the executives had generally performed well given another very challenging year for the Company, largely driven by external economic and regulatory factors, many outside the control of the executives.

Based on these reviews and the results described above under the heading “— Effect of Our Performance on Fiscal Year 2014 Executive Compensation,” the Compensation Committee approved bonus payments of 23.5% of the target bonus amounts for the Named Executive Officers.

The chart below shows, for the Named Executive Officers, their fiscal year 2013 bonus payouts, their fiscal year 2014 target bonuses and payouts, as well as the fiscal year 2014 bonus payout as a percent of target and the percent change in bonus from fiscal year 2013 to fiscal year 2014:

Named Executive Officer	Fiscal Year 2013 Bonus Payout ($)	Fiscal Year 2014 Target Bonus Opportunity ($)		Fiscal Year 2014 Bonus Payout ($)		Fiscal Year 2014 Bonus Payout as a % of Target (%)	% Change in Fiscal Year 2014 Bonus Compared to Fiscal Year 2013 (%)
Douglas Valenti	246,095	425,000		99,875		23.5	(59)
Gregory Wong	33,000	90,967	(1)	21,378		23.5	(35)
Kenneth Hahn	108,262	190,000		44,650		23.5	(59)
Nina Bhanap	90,571	154,000		36,190		23.5	(60)
Martin J. Collins	—	150,000	(2)	8,813	(3)	23.5	—
Scott Mackley	162,182	277,000		—	(4)	—	(100)

(1)	In September 2013, Mr. Wong was appointed Chief Financial Officer, at which time, his compensation was adjusted in consideration of his new responsibilities. Mr. Wong’s target bonus amount reflects his adjusted compensation.
(2)	$150,000 represents the annual target bonus. Target bonuses are prorated if the executive is employed for less than the full fiscal year.
(3)	Mr. Collins joined the Company in April 2014 and therefore his bonus was prorated for the time he was employed.
(4)	Mr. Mackley’s employment terminated as of October 1, 2013, and accordingly, he was not eligible for a bonus in fiscal year 2014.

Long-Term Equity Incentive Awards

We use long-term incentive awards, in the form of options to purchase shares of our common stock and service-vesting RSUs, to attract and retain our executive officers, including the Named Executive Officers, to motivate and reward them for outstanding Company and individual performance and to align their interests with those of our stockholders. We believe that stock options are an effective tool for meeting our compensation goal of increasing long-term stockholder value because the value of the shares of common stock subject to the options is closely tied to our future performance. Since our executive officers are able to profit from stock options only if the market price of our common stock increases relative to the option’s exercise price, we believe stock options provide meaningful incentives to them to achieve increases in the value of our common stock over time. We use RSUs to provide a strong retention component to our equity compensation while still providing an alignment with stockholders since the value of the RSUs is determined by our stock price. We also believe that the RSUs and stock options can serve as an effective retention tool due to vesting requirements that are based on continued service with the Company and help create an ownership culture. The four year vesting schedule for our options and RSUs is designed to encourage long-term employment with the Company while allowing our executive officers to realize increased compensation in line with the value they have created for our stockholders. At this time, the Compensation Committee believes that service-based vesting provides the appropriate incentive for our Company when combined with equity awards’ direct tie to our stock price performance.

We grant stock options both at the time of initial hire and then through annual additional or “refresher” awards for key executive officers, and since fiscal year 2013, we grant service-vesting RSUs as part of the annual refresher grants. Our practice has been to grant “refresher” awards shortly after the end of the fiscal year, at the Compensation Committee’s first regularly scheduled meeting after the end of the fiscal year, and this practice was followed in fiscal year 2014. However, the Compensation Committee retains discretion to grant stock options or RSUs to our executive officers at any time, including in connection with a promotion, to reward an executive officer, for retention purposes or for other circumstances recommended by management.

In determining the size of the equity awards to be granted to our executive officers, including the Named Executive Officers, the Compensation Committee takes into account several factors, including our Chief Executive Officer’s recommendation for the other executive officers, our short-term and long-term financial and strategic objectives, an executive officer’s relative job scope, the value of his or her then-current equity incentive award holdings, individual performance history, prior and anticipated future contributions to the Company, the size of prior awards, an analysis of competitive market data (including the equity award practices of the Peer Group) and the aggregate amount of the shares proposed to be awarded to all employees for the fiscal year. After considering these factors, the Compensation Committee determines the size of the equity awards at levels it considers appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value.

In August 2013, the Compensation Committee determined to grant a combination of stock options and service-vesting RSUs to our executive officers, including the Named Executive Officers. The Compensation Committee determined it was appropriate to award service-vesting RSUs in connection with the annual refresher program for the Named Executive Officers due to the significant holdings of unexercised stock options held by many of the Named Executive Officers that had limited in-the-money value at the then-current stock prices and to provide a greater emphasis on retention in light of the difficult operating environment the Company continued to face. The Named Executive Officers received an approximately even mix of stock options and service-vesting RSUs in terms of the grant date value of the awards.

After reviewing a compensation analysis prepared by Compensia and taking into consideration the recommendations of our Chief Executive Officer (as to the other executive officers), the Compensation Committee determined the size of each executive officer’s option and RSU grant using the factors described above.

The options and RSUs granted to the Named Executive Officers in fiscal year 2014 were as follows:

Named Executive Officer	Number of Shares Subject to Stock Option Grant (#)	Grant Date Fair Value of Stock Option Grant ($)(2)	Number of Shares Subject to Stock Award Grant (#)	Grant Date Fair Value of Stock Award Grant ($)(2)
Douglas Valenti	110,000	432,410	55,000	525,250
Gregory Wong(1)	40,000	154,560	20,000	189,625
Kenneth Hahn	110,000	432,410	55,000	525,250
Nina Bhanap	75,000	294,825	37,500	358,125
Martin J. Collins	150,000	358,080	50,000	297,000
Scott Mackley	110,000	432,410	55,000	525,250

(1)	In addition to his annual equity award on July 25, 2013, Mr. Wong received a second equity award on September 18, 2013, in connection with his appointment as Chief Financial Officer and as set forth in the table under “— Grant of Plan-Based Awards” below. For purposes of this table, however, the number of shares and grant date fair value of the options and RSUs of these two separate grants are combined.
(2)	The following supplemental table sets forth the intrinsic value at fiscal year end of equity awards granted to our Named Executive Officers in fiscal year 2014 based on a stock price of $5.54 per share, which represents the 30-day moving average of the Company’s stock price as of June 30, 2014. As used herein, “intrinsic value” means the in-the-money value of the awards. For RSUs, this would equal the market stock price. For options, this would equal the excess, if any, of the market stock price over the exercise stock price of the options. Because the options were “underwater” (that is, the exercise price of the options exceeded the market price of the Company’s stock) at fiscal year end, the intrinsic value of such options was zero. The purpose of the supplemental table below is to provide additional context relating to the equity awards granted to our Named Executive Officers during fiscal year 2014 and should not be viewed as replacing the information in the “Summary Compensation” table below.

Supplemental Information — Value of Named Executive Officers’
2014 Equity Awards at Fiscal Year End

Name	Intrinsic Value of Stock Option Grant ($)	Intrinsic Value of Stock Award Grant ($)
Douglas Valenti	—	304,700
Gregory Wong	—	110,800
Kenneth Hahn	—	304,700
Nina Bhanap	—	207,750
Martin J. Collins	—	277,000
Scott Mackley	—	304,700

Equity Award Grant Policy

The Compensation Committee grants options and RSUs primarily at regularly scheduled quarterly Compensation Committee meetings set at the beginning of each fiscal year.

Welfare and Other Employee Benefits

We have established a tax-qualified Section 401(k) retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. We currently do not match any contributions made to the plan by our employees, including executive officers. We intend for the plan to qualify under Section 401(a) of the Internal Revenue Code so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan.

Our executive officers are entitled to participate in the same employee benefit plans, and on the same terms and conditions, as our other full-time, salaried employees. These benefits include medical, dental and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance and basic life insurance coverage.

We believe these benefits are generally consistent with those of companies with which we compete for executive talent.

We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we currently do not provide perquisites to our executive officers.

In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executive officers more efficient and effective and for recruitment, motivation or retention purposes. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.

Employment Arrangements

We do not have any employment agreements with any of our executive officers, including the Named Executive Officers.

Post-Employment Compensation

In the event stock options are assumed or replaced in connection with a change in control, then 25% of the unvested shares of common stock subject to each option vest if the employment of the executive officer is terminated under circumstances described under “— Potential Payments Upon Termination or Change in Control” below following the change in control of the Company. In addition, as is common practice for technology companies, our equity incentive plan provides for full acceleration of vesting of outstanding stock options in the event of a change in control of the Company if the options are not assumed or replaced with substitute awards by a successor.

The Compensation Committee approved these provisions for senior management (meaning executive officers with the title of the Vice President and above) because equity compensation is an important part of our executive compensation program, and so these partial double-triggers are intended to keep these executive officers engaged in the event of a potential change in control that would be beneficial to stockholders but could otherwise result in them not having the opportunity to continue to vest in this equity compensation. However, this acceleration benefit is limited to an amount that the Compensation Committee believes represents a reasonable portion of the awards.

In connection with the termination of Mr. Mackley’s employment with the Company, we entered into a transition agreement with him on September 18, 2013, pursuant to which he agreed to provide consulting services to the Company for six months following the termination of his employment on October 1, 2013. Mr. Mackley received total cash compensation for such consulting services of $155,000 between October 2013 and March 2014.

For a summary of the material terms and conditions of these post-employment compensation arrangements, see “— Potential Payments Upon Termination or Change in Control” below.

Other Compensation Policies

Stock Ownership Guidelines

Currently, we have not implemented a policy regarding minimum stock ownership requirements for our executive officers, including the Named Executive Officers. As of August 31, 2014, our Chief Executive Officer beneficially owned approximately 12.4% of our outstanding common stock. Based on this substantial level of holdings by our Chief Executive Officer, together with the equity interests of our other executive officers, we have not found minimum stock ownership requirements necessary at this time to align our executives with our stockholders. We review the need for ownership requirements periodically to determine their potential benefits to the Company.

Compensation Recovery Policy

Currently, we have not implemented a policy regarding retroactive adjustments to any cash or equity-based incentive compensation paid to our executive officers and other employees where the payments were predicated upon the achievement of financial results that were subsequently the subject of a financial restatement. We intend to adopt a general compensation recovery (“clawback”) policy covering our annual and long-term incentive award plans and arrangements after the SEC adopts final rules implementing the requirement of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Derivatives Trading and Hedging Policy

We have a policy that prohibits our employees, including our executive officers and directors, from trading derivatives, or the hedging, of our equity securities.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to the chief executive officer and each of the three other most highly-compensated executive officers (other than the chief financial officer) in any taxable year. Generally, remuneration in excess of $1.0 million may only be deducted if it is “performance-based compensation” within the meaning of the Internal Revenue Code. In this regard, the compensation income realized upon the exercise of stock options granted under a stockholder-approved stock option plan generally will be deductible so long as the options are granted by a committee whose members are non-employee directors and certain other conditions are satisfied.

The Compensation Committee considers the anticipated tax treatment to the Company and our executive officers when reviewing our executive and other compensation programs. While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the Compensation Committee’s overall compensation philosophy and objectives. The Compensation Committee will consider ways to maximize the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate our executive officers in a manner commensurate with performance and the competitive environment for executive talent. In addition, the Compensation Committee reserves the right to exercise its judgment to award compensation to our executive officers that may be subject to the deduction limit when it believes that such compensation is appropriate, consistent with the its philosophy and in the Company’s and our stockholders’ best interests.

Generally, the Compensation Committee seeks to structure our incentive-based compensation to be deductible. Nevertheless, there can be no assurance that our incentive-based compensation will be treated as qualified “performance-based compensation” under Section 162(m).

Accounting for Stock-Based Compensation

We follow Financial Accounting Standard Board Accounting Standards Codification Topic 718 (“ASC 718”) for our stock-based compensation awards. ASC 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. ASC 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award.

Compensation-Related Risk

From time to time, the Compensation Committee reviews the potential risks associated with the structure and design of our various compensation plans. For fiscal years 2013 and 2014, the Compensation Committee requested that Compensia, our compensation advisor, assisted by our management, undertake a comprehensive review of the material compensation plans and programs for all employees and determined that none of our compensation policies and practices is reasonably likely to have a material adverse effect on the Company. Overall, the Compensation Committee believes that our programs generally contain a balance of fixed and variable features, as well as complementary metrics and reasonable goals, all of which operate to mitigate risk and reduce the likelihood of employees engaging in excessive risk-taking behavior with respect to the compensation-related aspects of their jobs. In addition, the material plans and programs operate within the governance and review structure that serves and supports risk mitigation.

COMPENSATION COMMITTEE REPORT

The following Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other QuinStreet filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this Report by reference therein.

The Compensation Committee of the Board of Directors has furnished the following report.

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of the proxy statement with management of QuinStreet, and, based on this review and discussion, recommended to the Board of Directors of QuinStreet that such “Compensation Discussion and Analysis” be included in QuinStreet’s proxy statement for the 2014 annual meeting of stockholders for filing with the SEC.

Members of the Compensation Committee of the Board of Directors of QuinStreet Inc. John G. McDonald (Chair) Gregory Sands Robin Josephs

Summary Compensation Table

The following table sets forth information regarding the compensation paid to, or earned by, our Chief Executive Officer, our Chief Financial Officer, our other three most highly-compensated executive officers and one former executive officer who would have been among such three most highly-compensated executive officers but for the fact that he was no longer serving as an executive officer at the end of fiscal year 2014, which we collectively refer to as our “Named Executive Officers.”

Name and Position	Fiscal Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)		Total Compensation ($)
Douglas Valenti Chairman and Chief Executive Officer	2014	525,000	525,250	432,410	99,875	—		1,582,535
	2013	512,400	—	—	246,095	28,713		787,233
	2012	512,425	—	—	244,545	966		757,936
Gregory Wong(4) Chief Financial Officer and Senior Vice President	2014	262,771	189,625	154,560	21,378	—		628,334
Kenneth Hahn(5) Chief Operating Officer and Executive Vice President	2014	391,600	525,250	432,410	44,650	—		1,393,910
	2013	379,600	1,205,000	—	108,262	40,847		1,733,709
	2012	379,600	—	347,432	125,510	594		853,136
Nina Bhanap Chief Technology Officer	2014	362,000	358,125	294,825	36,190	—		1,051,140
	2013	350,000	723,000	—	90,571	24,004		1,187,575
	2012	343,480	—	347,432	105,000	6,412	(4)	802,324
Martin J. Collins(6) General Counsel and Senior Vice President	2014	75,000	297,000	358,080	8,813	—		738,893
Scott Mackley(7) Former Executive Vice President	2014	94,286	525,250	432,410	—	155,000		1,206,946
	2013	361,400	723,000	217,905	162,182	42,105		1,506,592
	2012	361,400	—	801,765	188,020	354		1,351,540

(1)	The amounts reported in this column represent the aggregate grant date fair value for RSUs and option awards granted in the applicable fiscal year, computed in accordance with FASB ASC Topic 718 (Compensation — Stock Compensation). The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for fiscal year 2014, filed with the SEC on September 12, 2014.
(2)	The amounts reported in this column are performance-based cash bonuses under our annual incentive plans in respect of performance for fiscal years 2012, 2013 and 2014. See the discussion in the “— Compensation Discussion and Analysis” above.
(3)	In October 2012, the Company adopted an executive time-off policy. Pursuant to this policy, beginning with fiscal year 2014, officers who are vice presidents and above no longer accrue paid time-off. As a result, the Company does not attribute a monetary value to executive paid time-off.
(4)	In September 2013, Mr. Wong was appointed Chief Financial Officer, at which time, his salary was adjusted to $275,000 and his target bonus was adjusted to $100,000 in consideration of his new responsibilities. The amounts in the table reflect his adjusted compensation during fiscal year 2014.
(5)	Mr. Hahn served as both Chief Financial Officer and Chief Operating Officer until September 2013, at which time, he was appointed as Executive Vice President, resigned from his role as Chief Financial Officer and continued to serve as Chief Operating Officer.
(6)	Mr. Collins joined the Company in April 2014, and, accordingly, his salary and bonus for fiscal year 2014 were prorated.
(7)	In connection with the termination of Mr. Mackley’s employment with the Company, we entered into a transition agreement with him on September 18, 2013, pursuant to which Mr. Mackley provided consulting services to the Company for six months following the termination of his employment on October 1, 2013. Mr. Mackley received total cash compensation for such consulting services of $155,000 between October 2013 and March 2014. All of his outstanding equity awards from fiscal year 2014 were cancelled upon termination of his employment.

Grant of Plan-Based Awards

The following table provides information regarding all grants of plan-based awards that were made to or earned by the Named Executive Officers during fiscal year 2014. Disclosure on a separate line item is provided for each award granted to a Named Executive Officer.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards: Threshold ($)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards: Target ($)(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards: Maximum ($)(2)	All Other Stock Awards: Number of Shares of Stocks or Units (#)	All Other Option Awards: Number of Securities Underlying Stock Awards (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Equity Awards ($)(3)
Douglas Valenti	—	—	425,000	850,000	—	—	—	—
	July 25, 2013	—	—	—	55,000	—	—	525,250
	July 25, 2013	—	—	—	—	110,000	9.55	432,410
Gregory Wong	—	—	90,969	181,938	—	—	—	—
	July 25, 2013	—	—	—	7,500	—	—	71,625
	July 25, 2013	—	—	—	—	15,000	9.55	58,965
	September 18, 2013	—	—	—	12,500	—	—	118,000
	September 18, 2013	—	—	—	—	25,000	9.44	95,595
Kenneth Hahn	—	—	190,000	380,000	—	—	—	—
	July 25, 2013	—	—	—	55,000	—	—	525,250
	July 25, 2013	—	—	—	—	110,000	9.55	432,410
Nina Bhanap	—	—	154,000	308,000	—	—	—	—
	July 25, 2013	—	—	—	37,500	—	—	358,125
	July 25, 2013	—	—	—	—	75,000	9.55	294,825
Martin J. Collins	—	—	150,000	300,000	—	—	—	—
	April 25, 2014	—	—	—	50,000	—	—	297,000
	April 25, 2014	—	—	—	—	150,000	5.94	358,080
Scott Mackley	—	—	277,000	554,000	—	—	—	—
	July 25, 2013	—	—	—	55,000	—	—	525,250
	July 25, 2013	—	—	—	—	110,000	9.55	432,410

(1)	Represents the executive officer’s target bonus opportunity under our Annual Incentive Plan for fiscal year 2014. The plan provided for individual target bonus opportunities for our Named Executive Officers ranging from 35% to 81% of base salary. Payout of the bonuses was dependent on achievement against our plan for revenue growth and Adjusted EBITDA and the individual executives’ achievement against that plan and against strategic objectives, as further described in “— Compensation Discussion and Analysis.” The actual bonus payments for fiscal year 2014 are set forth in the “Summary Compensation Table” above.
(2)	The maximum bonus amount that could have been earned under our Annual Incentive Plan for fiscal year 2014 was 200% of the target bonus for each executive officer whose performance exceeded target performance goals.
(3)	The amounts shown reflect the fair value of each equity award on the grant or modification date as determined under the principles used to calculate the value of equity awards for purposes of the Company’s financial statements. For a discussion of the assumptions and methodologies used to calculate the value of the equity awards, please see footnote (1) to the “Summary Compensation Table” above.

Outstanding Equity Awards at Fiscal Year-End

The following table presents information regarding outstanding equity awards held by the Named Executive Officers as of June 30, 2014. As a result of his departure in October 2013, Mr. Mackley had no remaining equity awards outstanding as of June 30, 2014 and therefore does not appear in the table below.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Douglas Valenti	July 25, 2013	—	—	—	—	55,000	303,050
	July 25, 2013	—	110,000	9.55	July 24, 2020	—	—
	April 30, 2010	85,095	—	16.89	April 29, 2017	—	—
	August 7, 2009	87,705	—	9.91	August 6, 2016	—	—
	July 25, 2008	85,000	—	10.28	July 24, 2015	—	—
	January 31, 2007	165,000	—	10.34	January 30, 2017	—	—
Gregory Wong	September 18, 2013	—	—	—	—	12,500	68,875
	September 18, 2013	—	25,000	9.44	September 17, 2020	—	—
	July 25, 2013	—	15,000	9.55	July 24, 2020	—	—
	July 25, 2013	—	—	—	—	7,500	41,325
	January 28, 2013	—	—	—	—	10,313	56,825
	January 28, 2013	7,083	12,917	5.79	January 27, 2020	—	—
	July 27, 2012	—	—	—	—	8,438	46,493
	July 27, 2012	14,375	15,625	9.64	July 26, 2019	—	—
	August 4, 2011	17,708	7,292	11.76	August 3, 2018	—	—
	August 7, 2009	5,000	—	9.01	August 6, 2016	—	—
	April 25, 2008	20,000	—	10.28	April 24, 2015	—	—
Kenneth Hahn	July 25, 2013	—	110,000	9.55	July 24, 2020	—	—
	July 25, 2013	—	—	—	—	55,000	303,050
	July 27, 2012	—	—	—	—	70,313	387,425
	August 4, 2011	46,041	18,959	11.67	August 3, 2018	—	—
	November 17, 2009	40,000	—	19.00	November 16, 2016	—	—
	August 7, 2009	40,000	—	9.01	August 6, 2016	—	—
	July 25, 2008	50,000	—	10.28	July 24, 2015	—	—
	May 17, 2006	210,000	—	9.01	May 16, 2016	—	—
Nina Bhanap	July 25, 2013	—	75,000	9.55	July 24, 2020	—	—
	July 25, 2013	—	—	—	—	37,500	206,625
	July 27, 2012	—	—	—	—	42,188	232,456
	August 4, 2011	46,041	18,959	11.67	August 3, 2018	—	—
	November 17, 2009	50,000	—	19.00	November 16, 2016	—	—
	August 7, 2009	100,000	—	9.01	August 6, 2016	—	—
	July 25, 2008	75,000	—	10.28	July 24, 2015	—	—
	December 1, 2006	25,000	—	9.40	November 30, 2016	—	—
	May 17, 2006	25,000	—	9.01	May 16, 2016	—	—
	December 1, 2005	25,000	—	9.00	November 30, 2015	—	—
	March 23, 2005	25,000	—	6.38	March 22, 2015	—	—
	July 28, 2004	6,174	—	4.60	July 27, 2014	—	—
Martin J. Collins	April 25, 2014	—	150,000	5.94	April 24, 2021	—	—
	April 25, 2014	—	—	—	—	50,000	275,500

(1)	Each stock option granted to our executive officers vests over a four-year period as follows: 25% of the shares of our common stock underlying the option vest on the first anniversary of the date of the vesting commencement date, which is the date of grant, and the remainder of the shares of our common stock underlying the option vest in equal monthly installments over the remaining 36 months thereafter. In addition, 25% of the unvested shares subject to such options will vest if the employment of the executive officer is terminated without cause following a change in control of the Company.
(2)	The RSUs vest over four years as follows: 25% of the RSU awards vest on the first anniversary of the date of the vesting commencement date, which is on or about the date of grant, and 6.25% of the RSU awards vest on each quarterly anniversary over the remaining 12 quarters thereafter. In addition, 25% of the unvested RSUs will vest if the employment of the executive officer is terminated without cause following a change in control of the Company.
(3)	The market value of unvested RSUs is calculated by multiplying the number of unvested RSUs held by the applicable Named Executive Officer by the closing price of our common stock on June 30, 2014, the last trading day of fiscal year 2014, which was $5.51.

Option Exercises and Stock Vested in Fiscal Year 2014

The following table presents information on the option exercises by, or vesting of stock awards held by, the Named Executive Officers during fiscal year 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Douglas Valenti	—	—	—	—
Gregory Wong	—	—	11,249	84,706
Kenneth Hahn	—	—	54,687	453,043
Nina Bhanap	—	—	32,812	271,825
Martin J. Collins	—	—	—	—
Scott Mackley	196,000	638,061	34,375	315,155

Pension Benefits

We do not maintain any defined benefit pension plans.

Nonqualified Deferred Compensation

We do not maintain any nonqualified deferred compensation plans for our executive officers.

Potential Payments Upon Termination or Change in Control

Double Trigger Equity Vesting

The following table sets forth quantitative estimates of the benefits that would have been received by the Named Executive Officers pursuant to the agreements for their outstanding stock options and RSUs if, within six months following a change in control of the Company, their employment had been terminated by the Company without cause or they had resigned for good reason (which includes actions by the Company to materially reduce the executive officer’s duties, salary or benefits or relocate his or her business office to more than 50 miles away). These estimates assume the change in control transaction and termination of employment both occurred on June 30, 2014 and, as provided in their agreements, the vesting of their outstanding stock options and RSUs had been accelerated as to 25% of the unvested shares of our common stock covered by such agreements.

Named Executive Officer	Value of Stock Award Acceleration Benefit ($)(1)
Douglas Valenti	75,763
Gregory Wong	53,380
Kenneth Hahn	172,619
Nina Bhanap	109,770
Martin J. Collins	68,875
Scott Mackley(2)	—

(1)	The aggregate dollar value reported in connection with the acceleration of the outstanding RSUs represents the aggregate fair market value of our common stock underlying the accelerated RSUs as of June 30, 2014, multiplied by the number of the accelerated RSUs. Stock options subject to acceleration are not included in the table above because none of the accelerated stock options were “in-the-money” as of June 30, 2014.
(2)	Mr. Mackley’s employment terminated as of October 1, 2013. As of June 30, 2014, Mr. Mackley did not have any outstanding, unvested stock options or RSUs.

Equity Compensation Plan Information

The following table provides information as of June 30, 2014 with respect to shares of our common stock issuable under our existing equity compensation plans:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (#)(a)	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights ($)(b)(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#)(c)
Equity compensation plans approved by security holders	9,159,929	10.32	8,763,447	(2)
Equity compensation plans not approved by security holders	—	—	—
Total	9,159,929	10.32	8,763,447

(1)	The weighted-average exercise price excludes shares issuable upon vesting of outstanding stock awards, which have no exercise price.

(2)	The number of shares available under our 2010 Equity Incentive Plan automatically increases each year, beginning July 1, 2010 through July 1, 2019, by an amount equal to the lesser of (i) 5% of the total number of shares of our outstanding common stock on June 30th of the preceding fiscal year or (ii) an amount determined by our Board. Subject to our Board providing that there shall be a lesser increase for a given fiscal year, the number of shares available under our 2010 Non-Employee Directors’ Stock Award Plan automatically increases each year, beginning July 1, 2010 through July 1, 2019, by an amount equal to the sum of (i) 200,000 shares, plus (ii) the aggregate number of shares of our common stock subject to stock awards granted pursuant to Section 5 of the 2010 Non-Employee Directors’ Stock Award Plan during the immediately preceding fiscal year.

PROPOSAL 2:

RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Recommendation of the Board of Directors

The Board of Directors recommends that you vote “FOR” the ratification of the selection of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for fiscal year 2015, which is designated as Proposal No. 2.

PwC served as QuinStreet’s independent registered public accounting firm for fiscal years 2013 and 2014. PwC has advised QuinStreet that it has no direct or indirect financial interest in QuinStreet. Representatives of PwC are expected to be present at the 2014 annual meeting of stockholders, with the opportunity to make a statement should they desire to do so and will be available to respond to appropriate questions from stockholders. Our Audit Committee has retained PwC to continue to serve as QuinStreet’s independent registered public accounting firm for fiscal year 2015. See “— Audit Committee Report.”

The following table sets forth fees for professional services rendered by PwC, our independent auditors, for fiscal years 2014 and 2013.

	Fiscal Year 2014 ($)	Fiscal Year 2013 ($)
Audit Fees	1,410,000	1,345,000
Audit-Related Fees	—	—
Tax Fees	379,479	379,000
All Other Fees	2,111	1,800
Total	1,791,590	1,725,800

Audit Fees consist of professional services rendered for the audit of our consolidated financial statements; the review of our interim consolidated financial statements included in quarterly reports; and services provided in connection with comfort letters, consents, and statutory and regulatory filings.

Audit-Related Fees consist of assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include due diligence in connection with our acquisitions; other accounting consultations in connection with transactions; attest services that are not required by statute or regulation; and consultations concerning financial accounting and reporting standards.

Tax Fees consist of professional services rendered for tax advice, planning and compliance (domestic and international). These services include the preparation and review of income tax returns, VAT tax returns and international returns and assistance regarding: transfer pricing; VAT matters; federal, state and international tax compliance; acquisitions; and international tax planning.

All Other Fees consist of subscription service fees for use of accounting research software.

Other than the fees described above, we were not billed for any other fees for products or services provided by PwC in either of our last two fiscal years.

Management is required to review and obtain the prior approval of the Audit Committee for all non-audit services proposed to be provided by PwC. We review whether the provision of such services by PwC would be compatible with the maintenance of PwC’s independence in the performance of its auditing functions for us.

The Audit Committee annually reviews its policy on audit and non-audit services performed by QuinStreet’s independent registered public accounting firm. Unless a proposed service to be provided by QuinStreet’s independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved fee levels will require additional pre-approval by the Audit Committee.

The annual audit services engagement terms and fees are subject to the specific pre-approval of the Audit Committee. The Audit Committee must approve any significant changes in terms, conditions and fees resulting from changes in audit scope, company structure or other matters. Additional fees in excess of the amount initially approved in connection with the annual audit services require additional pre-approval by the Audit Committee. With respect to certain categories of non-audit services, the Audit Committee has concluded that the provision of such services does not impair QuinStreet’s independent registered public accounting firm’s independence, and the Audit Committee has provided (and the Audit Committee will annually review and provide) general pre-approved categories of services that may be provided by QuinStreet’s independent registered public accounting firm without obtaining pre-approval for each specific non-audit assignment.

The term of any pre-approval is generally twelve months from the date of pre-approval, unless the Audit Committee provides for a different period. The Audit Committee may revise the list of general pre-approved services from time to time, based on subsequent determinations. The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. In addition, on a periodic basis, QuinStreet’s management reports to the Audit Committee the services actually provided by QuinStreet’s independent registered public accounting firm pursuant to the Audit Committee’s pre-approval policy.

All audit and non-audit services described above were provided pursuant to pre-approval policies of the Audit Committee.

AUDIT COMMITTEE REPORT

The following Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other QuinStreet filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this Report by reference therein.

The Audit Committee of the Board of Directors has furnished the following report.

The charter of the Audit Committee of the Board of Directors of QuinStreet, Inc. (“QuinStreet”) specifies that the purpose of the Audit Committee is to act on behalf of the Board of Directors (the “Board”) of QuinStreet in fulfilling the Board’s oversight responsibilities with respect to:

•	QuinStreet’s corporate accounting and financial reporting processes, systems of internal control over financial reporting and audits of financial statements, as well as the quality and integrity of QuinStreet’s financial statements;
•	reports and the qualifications, independence and performance of the independent registered public accounting firm or firms engaged as QuinStreet’s independent outside auditors for the purpose of preparing or issuing an audit report or performing audit services and the performance of QuinStreet’s internal audit function, if applicable; and
•	QuinStreet’s legal, regulatory and ethical compliance programs as established by management and the Board.

In addition, the Audit Committee is charged with providing an avenue of open communication among QuinStreet’s independent registered public accounting firm, financial management and any internal auditors.

The Audit Committee expects to consider further amendments to its Charter from time to time as rules and standards are revised and/or finalized by various regulatory agencies, including the SEC and the NASDAQ Stock Market, and to address any changes in QuinStreet’s operations, organization or environment.

The Audit Committee meets with management periodically to consider the adequacy of QuinStreet’s disclosure and internal controls and compliance with applicable laws and Company policies, as well as the quality of its financial reporting, including the application of critical accounting policies.

As part of its oversight activities, the Audit Committee monitors the scope and adequacy of QuinStreet’s internal auditing program, including reviewing staffing levels and steps taken to implement recommended improvements in internal controls. The Audit Committee discusses these matters with QuinStreet’s independent registered public accounting firm and with appropriate Company financial personnel and internal auditors.

The Audit Committee’s meetings include executive sessions with QuinStreet’s independent registered public accounting firm, in each case without the presence of QuinStreet’s management.

The Audit Committee appoints QuinStreet’s independent registered public accounting firm for the purpose of issuing an audit report on QuinStreet’s annual financial statements or performing related work and approves the firm’s compensation.

As part of its oversight of QuinStreet’s financial statements, the Audit Committee reviews and discusses with both management and QuinStreet’s independent registered public accounting firm all annual and quarterly financial statements, including reviewing QuinStreet’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” prior to their issuance.

During fiscal year 2014, the Audit Committee reviewed and discussed QuinStreet’s financial statements with management, including significant accounting and disclosure matters. Management has represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee also discussed QuinStreet’s earnings press releases, as well as financial information and earnings guidance, in accordance with the NASDAQ Stock Market corporate governance rules.

The Audit Committee received and reviewed the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) regarding PwC’s communications with the Audit Committee concerning independence.

The Audit Committee discussed with PwC matters required to be discussed by Auditing Standard No. 16 “Communications with Audit Committees” issued by the PCAOB.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in QuinStreet’s Annual Report on Form 10-K for fiscal year 2014 for filing with the SEC.

Members of the Audit Committee of the Board of Directors of QuinStreet, Inc. Dana Stalder (Chair) John G. McDonald Robin Josephs

PROPOSAL 3:

APPROVAL OF FISCAL YEAR 2014 COMPENSATION AWARDED TO
NAMED EXECUTIVE OFFICERS

Recommendation of the Board of Directors

The Board of Directors recommends that you vote “FOR” the approval of fiscal year 2014 compensation awarded to our Named Executive Officers, which is designated as Proposal No. 3.

We are seeking an advisory, non-binding stockholder vote with respect to compensation awarded to our Named Executive Officers for fiscal year 2014. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our Named Executive Officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific Named Executive Officer but rather the overall compensation of all of our Named Executive Officers and the compensation philosophy, policies and practices described in this proxy statement.

The say-on-pay vote is advisory, and therefore not binding on QuinStreet, our Compensation Committee or our Board of Directors. The say-on-pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining executive compensation for the remainder of fiscal year 2015 and beyond. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

We believe that the information we have provided in the “Executive Compensation” section of this proxy statement, and in particular the information discussed in “Executive Compensation — Compensation Discussion and Analysis” above, demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests. Accordingly, we ask our stockholders to vote “FOR” the compensation awarded to our Named Executive Officers for fiscal year 2014, as disclosed under SEC rules, including the Compensation Discussion and Analysis, the compensation tables, and related narrative disclosures in this proxy statement.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for the Notice of Internet Availability of Proxy Materials (the “Notice”), and if applicable, the proxy statements and annual reports, with respect to two or more stockholders sharing the same address by delivering a single Notice or proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are QuinStreet stockholders will be “householding” our Notice, and if applicable, our proxy materials. A single Notice, and if applicable, a single copy of our proxy materials, may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or the Company that you no longer wish to participate in “householding.”

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice (or proxy materials), you may (1) notify your broker, (2) direct your written request to: QuinStreet, Inc., Attention: Investor Relations, 950 Tower Lane, Suite 600, Foster City, California 94404 or (3) contact our Investor Relations department by telephone at (650) 578-7950. Stockholders who currently receive multiple copies of our proxy materials at their address and would like to request “householding” of their communications should contact their broker. In addition, the Company will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Notice (and if applicable, the proxy materials) to a stockholder at a shared address to which a single copy of the documents was delivered.

ANNUAL REPORT

Our annual report for fiscal year 2014 (including our Form 10-K filed with the SEC, the consolidated financial statements audited by PwC, our independent registered public accounting firm, and their report thereon dated September 12, 2014) will be mailed to all stockholders who have requested a printed copy of our proxy materials, and will also be sent to any stockholder without charge upon written request to: QuinStreet, Inc., Attention: Investor Relations, 950 Tower Lane, Suite 600, Foster City, California 94404. Our annual report on Form 10-K, along with this proxy statement, can also be reviewed by accessing the SEC’s Internet site at http://www.sec.gov or our Internet site at http://investor.quinstreet.com/annual-proxy.cfm. This text is not an active link and our Internet site and the information contained on that site, or connected to that site, is not incorporated into this proxy statement.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting of stockholders other than the items referred to above. If no other matter is properly brought before the meeting for action by stockholders, proxies returned to us will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holders.

STOCKHOLDER PROPOSALS

Stockholders interested in submitting a proposal for inclusion in the proxy materials for our 2015 annual meeting of stockholders may do so by following the procedures prescribed in Exchange Act Rule 14a-8. To be eligible for inclusion, our Corporate Secretary must receive stockholder proposals no later than May 18, 2015.

Stockholders may wish to have a proposal presented at the annual meeting of stockholders in 2015, but without the Company being required to include that proposal in the Company’s proxy statement relating to that annual meeting of stockholders. Such proposals must be received by the Corporate Secretary between June 30, 2015 and July 30, 2015. However, if our 2015 annual meeting of stockholders is advanced or delayed by more than 30 days from October 29, 2015 (the anniversary date of the prior year’s annual meeting of stockholders), a stockholder’s proposal will be timely if it is delivered no earlier than the 120th day prior to our 2015 annual meeting and no later than the later of the 90th day prior to such annual meeting or the 10th day following the announcement of the date of the meeting. If QuinStreet does not receive notification of the proposal within that time frame it will be considered untimely, and we will not be required to present it at the 2015 annual meeting of stockholders.

By order of the Board of Directors, /s/ Douglas Valenti Douglas Valenti Chief Executive Officer

September 17, 2014
Foster City, California

QUINSTREET

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 PM ET, on October 28, 2014.

Vote by Internet

- Go to **www.investorvote.com/QNST**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone. There is NO CHARGE to you for the call.
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. ELECTION OF DIRECTORS.

Nominees:

Nominee	For	Withhold
01 - John G. McDonald	☐	☐
02 - Gregory Sands	☐	☐
03 - Robin Josephs	☐	☐

Proposal	For	Against	Abstain
2. Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the current year.	☐	☐	☐
3. Approval, by advisory vote, of the compensation of the named executive officers as disclosed in the proxy statement.	☐	☐	☐

NOTE: The named proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the 2014 annual meeting of stockholders and any adjournments thereof.

B Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign your name exactly as your name appears on this proxy. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please provide your full title. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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1 U P X

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